                                                                     EXHIBIT 4.2

                                                                  EXECUTION COPY
===============================================================================





                               CREDIT AGREEMENT

                         dated as of October 17, 1996



                                     Among




                               RYDER TRS, INC.,

                           THE LENDERS NAMED HEREIN,

                           THE CHASE MANHATTAN BANK,
                           as Administrative Agent,


                                      and


                            CITICORP, U.S.A., INC.,
                          as Documentation Agent and
                             as Collateral Agent.



===============================================================================
                                                  [CS&M Reference No. 6700-461]

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                   ARTICLE I

                                  Definitions

SECTION 1.01.   Defined Terms ......................................           2
SECTION 1.02.   Terms Generally ....................................          24


                                  ARTICLE II

                                  The Credits

SECTION 2.01.   Commitments .........................................         24
SECTION 2.02.   Loans ...............................................         24
SECTION 2.03.   Borrowing Procedure .................................         26
SECTION 2.04.   Evidence of Debt; Repayment of Loans ................         27
SECTION 2.05.   Fees ................................................         27
SECTION 2.06.   Interest on Loans ...................................         28
SECTION 2.07.   Default Interest ....................................         28
SECTION 2.08.   Alternate Rate of Interest ..........................         29
SECTION 2.09.   Termination and Reduction of Commitments ............         29
SECTION 2.10.   Conversion and Continuation of  Borrowings ..........         29
SECTION 2.11.   Repayment of Term Borrowings ........................         32
SECTION 2.12.   Optional Prepayment .................................         32
SECTION 2.13.   Mandatory Prepayments ...............................         32
SECTION 2.14.   Reserve Requirements; Change in Circumstances .......         34
SECTION 2.15.   Change in Legality ..................................         35
SECTION 2.16.   Indemnity ...........................................         36
SECTION 2.17.   Pro Rata Treatment ..................................         36
SECTION 2.18.   Sharing of Setoffs ..................................         36
SECTION 2.19.   Payments ............................................         37
SECTION 2.20.   Taxes ...............................................         37
SECTION 2.21.   Assignment of Commitments Under Certain
                 Circumstances; Duty to Mitigate ....................         39
SECTION 2.22.   Letters of Credit ...................................         40

                                                                  Contents, p. 2

                                                                            Page
                                                                            ----

                                  ARTICLE III

                        Representations and Warranties

SECTION 3.01.   Organization; Powers ................................         44
SECTION 3.02.   Authorization .......................................         44
SECTION 3.03.   Enforceability ......................................         44
SECTION 3.04.   Governmental Approvals ..............................         44
SECTION 3.05.   Financial Statements ................................         44
SECTION 3.06.   No Material Adverse Change ..........................         45
SECTION 3.07.   Title to Properties; Possession Under Leases ........         45
SECTION 3.08.   Subsidiaries ........................................         45
SECTION 3.09.   Litigation; Compliance with Laws ....................         45
SECTION 3.10.   Agreements ..........................................         46
SECTION 3.11.   Federal Reserve Regulations .........................         46
SECTION 3.12.   Investment Company Act; Public Utility Holding
                 Company Act ........................................         46
SECTION 3.13.   Use of Proceeds .....................................         46
SECTION 3.14.   Tax Returns .........................................         46
SECTION 3.15.   No Material Misstatements ...........................         46
SECTION 3.16.   Employee Benefit Plans ..............................         47
SECTION 3.17.   Environmental Matters ...............................         47
SECTION 3.18.   Insurance ...........................................         48
SECTION 3.19.   Security Documents ..................................         48
SECTION 3.20.   Location of Leased Premises; No Real Property .......         48
SECTION 3.21.   Labor Matters .......................................         48
SECTION 3.22.   Solvency ............................................         49
SECTION 3.23.   Lease; Acquisition Agreements .......................         49


                                  ARTICLE IV

                             Conditions of Lending

SECTION 4.01.   All Credit Events ...................................         49
SECTION 4.02.   First Credit Event ..................................         50


                                   ARTICLE V

                             Affirmative Covenants

SECTION 5.01.   Existence; Businesses and Properties ................         53
SECTION 5.02.   Insurance ...........................................         53
SECTION 5.03.   Obligations and Taxes ...............................         55
SECTION 5.04.   Financial Statements, Reports, etc. .................         55
SECTION 5.05.   Litigation and Other Notices ........................         56

                                                                  Contents, p. 3

                                                                            Page
                                                                            ----

SECTION 5.06.   Employee Benefits ..................................         57
SECTION 5.07.   Maintaining Records; Access to Properties and
                 Inspections .......................................         57
SECTION 5.08.   Use of Proceeds ....................................         57
SECTION 5.09.   Compliance with Environmental Laws .................         57
SECTION 5.10.   Preparation of Environmental Reports ...............         57
SECTION 5.11.   Audits .............................................         58
SECTION 5.12.   Interest Rate Protection ...........................         58
SECTION 5.13.   Consents of Lessors ................................         58
SECTION 5.14.   Securitization .....................................         58
SECTION 5.15.   Vehicle Fleet ......................................         59
SECTION 5.16.   Further Assurances .................................         60


                                  ARTICLE VI

                              Negative Covenants

SECTION 6.01.   Indebtedness .......................................         60
SECTION 6.02.   Liens ..............................................         63
SECTION 6.03.   Sale and Lease-Back Transactions ...................         63
SECTION 6.04.   Investments, Loans and Advances ....................         63
SECTION 6.05.   Mergers, Consolidations, Sales of Assets and
                 Acquisitions ......................................         64
SECTION 6.06.   Dividends and Distributions; Restrictions on
                 Ability of Subsidiaries to Pay Dividends ...........        65
SECTION 6.07.   Transactions with Affiliates ........................        65
SECTION 6.08.   Business of Borrower and Subsidiaries................        65
SECTION 6.09.   Other Indebtedness and Agreements ...................        65
SECTION 6.10.   Capital Stock  ......................................        66
SECTION 6.11.   Interest Coverage Ratio .............................        67
SECTION 6.12.   Total Debt Ratio ....................................        68
SECTION 6.13.   Consolidated EBITDA..................................        69
SECTION 6.14.   Fixed Charge Coverage Ratio .........................        70
SECTION 6.15.   Capital Expenditures ................................        70
SECTION 6.16.   Bank Accounts .......................................        70
SECTION 6.17.   Fiscal Year .........................................        70
SECTION 6.18.   Vehicle Sales........................................        70


                                   ARTICLE VII

                              Events of Default                              71


                                  ARTICLE VIII

                The Administrative Agent and the Collateral Agent            73

                                                                            Page
                                                                            ----

                                  ARTICLE IX

                                 Miscellaneous

SECTION 9.01.   Notices ............................................         75
SECTION 9.02.   Survival of Agreement ..............................         75
SECTION 9.03.   Binding Effect .....................................         76
SECTION 9.04.   Successors and Assigns .............................         76
SECTION 9.05.   Expenses; Indemnity ................................         79
SECTION 9.06.   Right of Setoff ....................................         80
SECTION 9.07.   Applicable Law .....................................         80
SECTION 9.08.   Waivers; Amendment .................................         81
SECTION 9.09.   Interest Rate Limitation ...........................         81
SECTION 9.10.   Entire Agreement ...................................         82
SECTION 9.11.   WAIVER OF JURY TRIAL ...............................         82
SECTION 9.12.   Severability .......................................         82
SECTION 9.13.   Counterparts .......................................         82
SECTION 9.14.   Headings ...........................................         82
SECTION 9.15.   Jurisdiction; Consent to Service of Process ........         83
SECTION 9.16.   Confidentiality ....................................         83


                             Exhibits and Schedules

Exhibit A                  Form of Administrative Questionnaire
Exhibit B                  Form of Assignment and Acceptance
Exhibit C                  Form of Borrowing Request
Exhibit D                  Form of Guarantee Agreement
Exhibit E                  Form of Indemnity, Subrogation and Contribution
                            Agreement
Exhibit F                  Form of Pledge Agreement
Exhibit G                  Form of Security Agreement
Exhibit H-1                Form of Opinion of Willkie Farr & Gallagher
                            (Borrower, Loan Documents)
Exhibit H-2                Form of Opinion of Willkie Farr & Gallagher
                            (Substantive Consolidation, True Lease)
Exhibit H-3                Form of Memorandum from Willkie Farr & Gallagher
                            (True Sale)
Exhibit I                  Form of Borrowing Base Certificate

Schedule 2.01              Commitments
Schedule 3.07              Title
Schedule 3.08              Subsidiaries
Schedule 3.09              Litigation
Schedule 3.17              Environmental Matters
Schedule 3.18              Insurance
Schedule 3.20              Leased Real Property

                                                                  Contents, p. 5

Schedule 6.01(a)           Indebtedness
Schedule 6.02(a)           Liens
Schedule 9.04              Restricted Assignees

                                                                  EXECUTION COPY

                                    CREDIT AGREEMENT dated as of October 17,
                           1996, among RYDER TRS, INC., a Delaware corporation formerly known as RCTR Holdings, Inc. (the "Borrower"), the Lenders (as defined in Article I), THE CHASE MANHATTAN BANK, a New York banking corporation, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), and CITICORP, U.S.A., INC., a Delaware corporation, as documentation agent and as collateral agent for the Lenders (in such capacities, the "Collateral Agent" and, together with the Administrative Agent, the "Agents").

         Pursuant to the Asset and Stock Purchase Agreement dated as of September 19, 1996, by and between Ryder Truck Rental, Inc., a Florida corporation (the "Seller"), and the Borrower, on the Closing Date (such term and each other capitalized term used but not defined herein having the meaning given such term in Article I) substantially all the assets of the Seller's Consumer Truck Rental business unit ("CTR") will be acquired (the "Acquisition") from the Seller by the Borrower (or in the case of CTR's vehicle fleet, by RCTR, Inc., a special purpose Delaware corporation that is a wholly owned Subsidiary of the Borrower ("Leasco"), as the assignee of the Borrower), for an aggregate purchase price in cash equal to $579,362,684 (the "Purchase Price"). In connection with the Acquisition, (a) Questor Partners Fund, L.P., a Delaware limited partnership, and Questor Side-by-Side Partners, L.P., a Delaware limited partnership (collectively, "Questor"), together with certain other investors arranged by Questor (such investors, together with Questor, the "Investors"), will make capital contributions (of which no less than 50% will be made by Questor) in cash to the Borrower in an aggregate amount of $123,000,000 (the "Capital Contributions") in consideration of the issuance to the Investors of all the common stock of the Borrower; (b) the Borrower will borrow $100,000,000 under the Subordinated Facility; and (c) fees and expenses incurred by the Borrower and the Subsidiaries in connection with the Transactions in an amount not greater than $27,500,000 will be paid (the "Transaction Costs").

         The Borrower has requested the Lenders to extend credit in the form of
(a) Term Loans on the Closing Date, in an aggregate principal amount equal to $350,000,000, and (b) Revolving Loans at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $150,000,000. The Borrower has requested the Issuing Banks to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $50,000,000, to support payment obligations incurred in the ordinary course of business by the Borrower and the Subsidiaries.

         The proceeds of the Term Loans are to be used, together with (a) the net proceeds of the borrowings under the Subordinated Facility, (b) the Capital Contributions and (c) the proceeds of Revolving Loans in an amount not greater than $41,000,000 to be drawn or made available under Letters of Credit on the Closing Date, solely (i) to pay the Purchase Price, (ii) to issue (A) certain ordinary course standby letters of credit in an aggregate face amount of $10,000,000 and (B) a standby letter of credit in the face amount of $2,500,000 required to be issued to the Seller under the terms of certain of the Acquisition Agreements, (iii) to provide initial working capital in the amount of $10,000,000 and (iv) to pay the Transaction Costs. The proceeds of the Revolving Loans (other than Revolving Loans used for the purposes specified in the preceding sentence) are to be used solely for general corporate purposes in the ordinary course of the Borrower's business.

         The Lenders are willing to extend such credit to the Borrower and the Issuing Banks are willing to issue letters of credit for the account of the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

                                   ARTICLE I

                                  Definitions

         SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

         "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

         "ABR Loan" shall mean any ABR Term Loan or ABR Revolving Loan.

         "ABR Revolving Loan" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

         "ABR Term Borrowing" shall mean a Borrowing comprised of ABR Term
Loans.

         "ABR Term Loan" shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

         "Account" shall mean any right to payment for goods sold or leased or for services rendered, whether or not earned by performance.

         "Account Debtor" shall mean, with respect to any Account, the obligor with respect to such Account.

         "Acquisition" shall have the meaning given such term in the preamble to this Agreement.

         "Acquisition Agreements" shall mean the Purchase Agreement, the Stockholders' Agreement, the Vehicle Title Nominee Agreement and the Service Agreements, the Trademark License Agreement, the Software License Agreement, the Copyright License Agreement, the Patent License Agreement, the Shared Facility Licenses, the Assumption Agreement and the Office Sublease Agreement (each such term as defined in the Purchase Agreement) and any other agreement, instrument or other document to be entered into or delivered by, between or among the Borrower, the Seller and any of their respective Affiliates in connection with the Acquisition, as each such agreement, instrument or document may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

         "Adjusted LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

         "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form of Exhibit A.

         "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

         "Agents' Fees" shall have the meaning assigned to such term in
Section 2.05(b).

         "Aggregate Credit Exposure" shall mean the sum of the Aggregate Revolving Credit Exposure and the Aggregate Term Loan Exposure.

         "Aggregate Revolving Credit Exposure" shall mean the aggregate amount of the Lenders' Revolving Credit Exposures.

         "Aggregate Term Loan Exposure" shall mean the aggregate amount of the Lenders' Term Loan Exposures.

         "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of
(a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause
(b) or (c), or both, of the preceding sentence, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively. The term "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. The term "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) Statutory Reserves and (b) the Assessment Rate. The term "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

         "Applicable Percentage" of any Lender at any time shall mean the percentage of the Total Term Loan Commitments or Total Revolving Credit Commitments, as the case may be, represented by such Lender's Term Loan Commitment or Revolving Credit Commitment, respectively. In the event the Term Loan Commitments or Revolving Credit Commitments shall have expired or been terminated, the Applicable Percentages shall be determined on the basis of the Term Loan Commitments or Revolving Credit Commitments most recently in effect.

         "Appraised Fair Market Value" shall mean at the time of any determination thereof the fair market value, in dollars, of all Eligible Real Estate, determined by an independent appraiser reasonably satisfactory to the Collateral Agent.

         "Assessment Rate" shall mean for any date the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by the Administrative Agent as the then current net annual assessment rate that will be employed in determining amounts payable by the Administrative Agent to the Federal Deposit Insurance Corporation (or any successor thereto) for insurance by such Corporation (or such successor) of time deposits made in dollars at the Administrative Agent's domestic offices.

         "Asset Sale" shall mean any sale, lease, transfer, assignment, loss, damage or destruction (in the case of loss, damage or destruction, to the extent covered by insurance) or other disposition (by merger or otherwise) of assets (including trademarks and other intangibles), business units, individual business assets or property of the Borrower or any of the Subsidiaries, including the sale, transfer or disposition of any capital stock or real property, to any person other than the Borrower or any wholly owned Subsidiary of the Borrower; provided, however, that none of the following shall be deemed to be an Asset Sale: (a) the sale of inventory or equipment (other than Vehicles) in the ordinary course of business, (b) the sale of Vehicles in the ordinary course of business to the extent permitted by Section 6.18, (c) the sale in the ordinary course of business of damaged, worn out or obsolete assets that are no longer necessary for the proper conduct of the Borrower's or any Subsidiary's business, so long as the fair market value of the assets disposed of pursuant to this clause (c) does not exceed $250,000 in the aggregate in any fiscal year, (d) the sale of Permitted Investments in the ordinary course of business or (e) the sale of common stock of the Borrower to the extent permitted by clause (b) of the definition of the term "Equity Issuance".

         "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

         "Board" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

         "Book Value" shall mean at the time of any determination thereof the book value, in dollars, of all Eligible Non-Vehicle Revenue-Producing Equipment, Eligible Non-Vehicle Non-Revenue-Producing Equipment or Eligible
Non-Revenue-Producing Vehicles, as the case may be, as determined on a consolidated basis for the Borrower and the Subsidiaries in accordance with GAAP.

         "Borrowing" shall mean a group of Loans of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect.

         "Borrowing Base" shall mean, with respect to the Borrower, an amount equal to the sum of (i) the sum, without duplication, obtained after multiplying the applicable advance rate percentage set forth on Annex 1 to the Borrowing Base Certificate by each of the following: (a) Eligible Accounts Receivable,
(b) the Original Cost of Eligible Revenue-Producing Vehicles (provided that Orderly Liquidation Expenses shall be deducted from the amount obtained after multiplying such advance rate percentage by such Original Cost), (c) the Book Value of Eligible Non-Vehicle Revenue-Producing Equipment, (d) the Book Value of Eligible Non-Revenue-Producing Vehicles, (e) the Appraised Fair Market Value of Eligible Real Estate and (f) the Book Value of Eligible Non-Vehicle Non-Revenue-Producing Equipment, plus (ii) the Eligible Other Assets Amount. The Borrowing Base shall be computed monthly in accordance with Section 5.04(e). The Borrowing Base at any time in effect shall be determined by reference to the Borrowing Base Certificate most recently delivered hereunder. In the event of any material change in the value of any of the assets specified in the foregoing clauses (b) through (f), the Agents may, as applicable, (a) decrease the percentage of such assets included in the calculation of the Borrowing Base (after no less than 10

Business Days' notice to and consultation with the Borrower) or (b) with the approval of the Supermajority Lenders, increase the percentage of such assets included in the calculation of the Borrowing Base. On and after consummation of the Securitization, there shall automatically be excluded from the calculation of the Borrowing Base any of the assets specified in the foregoing clauses (a) through (f) to the extent such assets are utilized in the Securitization.

         "Borrowing Base Certificate" shall have the meaning assigned to such term in Section 4.02(t).

         "Borrowing Request" shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.

         "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

         "Capital Contributions" shall have the meaning given such term in the preamble to this Agreement.

         "Capital Expenditure" shall mean (a) any expenditure (whether paid in cash or other consideration or accrued as a liability) by the Borrower or any Subsidiary that, in accordance with GAAP, is or should be included in "additions to property, plant or equipment" or similar items reflected in the consolidated statement of cash flows of the Borrower and the Subsidiaries and (b) to the extent not covered by clause (a), any Capital Lease Obligation of the Borrower or any Subsidiary.

         "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

         A "Change in Control" shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) shall own or control at any time directly or indirectly, beneficially or of record, shares representing a greater percentage of either (i) the outstanding common stock of the Borrower or
(ii) the aggregate ordinary voting power represented by all the outstanding capital stock of the Borrower, than the percentage of such shares directly owned and controlled, beneficially and of record, collectively by the Permitted Holders; (b) the Permitted Holders shall cease to directly own and control at any time, beneficially and of record, collectively at least 51% (or, at any time after an IPO, at least 35%) of (i) the outstanding common stock of the Borrower or (ii) the aggregate ordinary voting power represented by all the outstanding capital stock of the Borrower (excluding, at any time prior to an IPO, (A) up to 10% of such common stock or voting power to the extent such common stock or the capital stock representing such voting power is beneficially owned by the Management Investors and (B) up to 10% of such common stock or voting power to the extent such common stock or the capital stock representing such voting power is beneficially owned by the lenders under the Subordinated Facility (or their respective permitted successors and assigns, other than the Borrower or any of its Affiliates) as a result of the issuance to such lenders of warrants as provided in the Subordinated Facility as in effect on the date hereof); (c) a majority of the voting seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were neither (i) nominated by a Permitted Holder or by a majority of the board of directors of the Borrower nor (ii) appointed by directors so nominated; (d) any change in control (or similar event, however denominated) with respect to the Borrower or any Subsidiary shall occur under and as defined in the agreement or indenture in respect of the Subordinated Facility or the Subordinated Notes, as the case may be, or in any other agreement, indenture or other instrument in respect of Indebtedness to which the Borrower or any Subsidiary is a party; (e) any person or group, other than one or more Permitted Holders, shall otherwise directly or indirectly Control the Borrower; or (f) the Borrower shall (i) cease to own and control, directly or indirectly, beneficially and of record, 100% of each class of outstanding capital stock of each Subsidiary free and clear of all Liens (other than any Lien under the Security Documents) or (ii) cease to have the power (regardless of whether such power is exercised) to elect 100% of the board of directors of each Subsidiary.

         "Closing Date" shall mean the date of the first Credit Event.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Collateral" shall mean all the "Collateral" as defined in any Security Document.

         "Commitment" shall mean, with respect to any Lender, such Lender's Revolving Credit Commitment and Term Loan Commitment.

         "Commitment Fee" shall have the meaning assigned to such term in
Section 2.05(a).

         "Confidential Information Memorandum" shall mean the Confidential Information Memorandum of the Borrower dated September 1996.

         "Consolidated Capital Expenditures" shall mean, for any period, the sum of all Vehicle Consolidated Capital Expenditures and Non-Vehicle Consolidated Cash Capital Expenditures for such period.

         "Consolidated Cash Flow Available for Fixed Charges" shall mean, for any period, (a) the sum of (i) Consolidated EBITDA for such period, (ii) Vehicle Sale Proceeds for such period, (iii) Non-Vehicle Sale Proceeds for such period and (iv) Consolidated Lease Expense for such period (excluding interest expense, if any, associated with Capital Lease Obligations) minus (b) the sum of
(i) Consolidated Capital Expenditures for such period and (ii) income taxes paid in cash for such period, each such component determined on a consolidated basis for the Borrower and the Subsidiaries in accordance with GAAP.

         "Consolidated Cash Interest Expense" shall mean, for any period, the gross interest expense paid in cash by the Borrower and the Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP, but excluding in any event fees and expenses paid in connection with the Transactions; provided, however, that, with respect to the following periods, Consolidated Cash Interest Expense shall be deemed equal to (a) for the four consecutive fiscal quarters ended March 31, 1997, Consolidated Cash Interest Expense for the two-fiscal-quarter period ended on such date, multiplied by 2, and (b) for the four consecutive fiscal quarters ended June 30, 1997, Consolidated Cash Interest Expense for the three-fiscal-quarter period ended on such date, multiplied by 1-1/3. For the fiscal quarter ended December 31, 1996, Consolidated Cash Interest Expense shall be deemed equal to the product of (a) Consolidated Cash Interest Expense for the period from and including the Closing Date to and including December 31, 1996, times (b) the product of (i) 92 divided by (ii) the difference between 92 and the number of days in the period from and including October 1, 1996, to but excluding the Closing Date. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and the Subsidiaries with respect to Interest Rate Protection Agreements.

         "Consolidated Current Assets" shall mean, at any date of determination, all assets (other than cash and Permitted Investments) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current assets at such date of determination.

         "Consolidated Current Liabilities" shall mean, at any date of determination, all liabilities (other than the current portion of long-term Indebtedness and payments with respect to Revolving Loans) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current liabilities at such date of determination.

         "Consolidated EBITDA" shall mean, for any period for any person, Consolidated Net Income of such person for such period, plus, to the extent deducted in computing such Consolidated Net Income for such period, (a) the sum of (i) all income tax expense, (ii) total interest expense and
(iii) depreciation, depletion, amortization of intangibles and other non-cash charges or non-cash losses, including financing and acquisition expenses incurred in connection with the Transactions, minus, to the extent added in computing such Consolidated Net Income for such period, the (b) sum of (i) any interest income, (ii) any non-cash income or non-cash gains, (iii) any extraordinary gains and (iv) all income from Vehicle Sales and Non-Vehicle Sales, each such component determined on a consolidated basis with respect to such person and its subsidiaries in accordance with GAAP; provided, however, that, with respect to the following periods, Consolidated EBITDA of the Borrower shall be deemed to be equal to (A) for the fiscal quarter ended March 31, 1996, $22,000,000, (B) for the fiscal quarter ended June 30, 1996, $49,000,000 and (C)
for the fiscal quarter ended September 30, 1996, $55,000,000. For the fiscal quarter ended December 31, 1996, Consolidated EBITDA of the Borrower shall be deemed to equal the product of (a) Consolidated EBITDA of the Borrower for the period from and including the Closing Date to and including December 31, 1996, times (b) the product of (i) 92 divided by (ii) the difference between 92 and the number of days in the period from and including October 1, 1996, to but excluding the Closing Date.

         "Consolidated Lease Expense" shall mean, for any period, all payment obligations of the Borrower and the Subsidiaries during such period under agreements for the lease, hire or use of any real or personal property, including Capital Lease Obligations and obligations in the nature of operating leases (including the interest expense, if any, associated therewith), as determined on a consolidated basis for the Borrower and the Subsidiaries in accordance with GAAP and other than any such payment obligation of the Borrower under the Lease.

         "Consolidated Net Income" shall mean, for any period for any person, net income or loss of such person and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded from such calculation of net income or loss (a) the income of any person in which any other person (other than such person or any of its subsidiaries or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such person or any of its wholly owned subsidiaries by such other person during such period, (b) the income (or loss) of any other person accrued prior to the date it becomes a subsidiary of such person or is merged into or consolidated with such person or any of its subsidiaries or the date that such other person's assets are acquired by such person or any of its subsidiaries, (c) the income of any subsidiary of such person to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary, (d) any after-tax gains or losses attributable to sales of assets out of the ordinary course of business and (e) to the extent not included in clauses (a) through (d) above, any non-cash extraordinary gains or non-cash extraordinary losses.

         "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" shall have meanings correlative thereto.

         "Credit Event" shall have the meaning assigned to such term in Section 4.01.

         "CTR" shall have the meaning given such term in the preamble to this Agreement.

         "Dealer" shall mean any person engaged, by or on behalf of the Borrower or any Subsidiary (whether as an independent, commissioned agent or an employee), in the Qualifying Rental of Vehicles or the bona fide sale or rental of other equipment and products of the Borrower or any Subsidiary, including through stores owned or operated by the Borrower or any Subsidiary.

         "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

         "dollars" or "$" shall mean lawful money of the United States of America.

         "Domestic Subsidiaries" shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

         "Eligible Accounts Receivable" shall mean at the time of any determination thereof all Accounts that satisfy the following criteria at the time of creation and continue to meet the same at the time of such determination: (a) all payments on such Account are by the terms of such Account due not later than 60 days after the date stated in the original related invoice; (b) such Account has been invoiced and is not, and not more than 50% of the aggregate amount of Accounts from the same Account Debtor and any Affiliates thereof are, more than 120 days past due; (c) such Account is denominated in dollars; (d) such Account arose from a completed, outright and lawful sale of goods, Qualifying Rental of Vehicles or, in connection with the Qualifying Rental of Vehicles, the rental of equipment or from the completed performance and acceptance of services by the Borrower or a Guarantor, all in the ordinary course of business at prices and on terms and conditions no less favorable to the Borrower or such Guarantor than could be obtained on an arm's length basis;
(e) such Account is owned solely by the Borrower or a Guarantor, is subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents and is not subject to any other Lien; (f) such Account arose in the ordinary course of business of the Borrower or a Guarantor and, to the best knowledge of the Borrower and its Subsidiaries, no event of death, bankruptcy, insolvency or inability to pay creditors generally of the Account Debtor thereunder has occurred, and no notice thereof has been received; (g) such Account complies in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local; (h) with respect to such Account, the Account Debtor (i) is a United States person (or, if such person is not a United States person, such Account is supported by a letter of credit approved by the Administrative Agent in favor of the Borrower or a Guarantor) or (ii) is not the United States of America or any department, agency or instrumentality thereof, unless the Borrower or a Guarantor duly assigns its rights to payment of such Account to the Collateral Agent pursuant to the Assignment of Claims Act of 1940, as amended, which assignment and related documents and filings shall be in form and substance satisfactory to the Collateral Agent; (i) such Account constitutes an "account" or "chattel paper" within the meaning of the Uniform Commercial Code of the state in which the Account is located; (j) such Account complies with all requirements of applicable law, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board; (k) with respect to such Account (if such Account is for an amount greater than $250,000), the Account Debtor has not been disapproved by the Required Lenders (based, in such Lenders' reasonable judgment, upon the creditworthiness of such Account Debtor), provided that this clause (k) shall not apply to any Accounts of the Seller Parent or any of its Controlled Affiliates so long as the Seller Parent's long-term, non-credit enhanced senior unsecured indebtedness is rated at least both BBB by Standard & Poor's Ratings Service and BAA2 by Moody's Investors Service, Inc.; (l) to the best knowledge of the Borrower and the Subsidiaries, such Account is in full force and effect and constitutes a legal, valid and binding obligation of the Account Debtor enforceable in accordance with its terms; (m) the Account Debtor with respect to such Account has not asserted that such Account is, and neither the Borrower nor any of its Subsidiaries is aware of any basis upon which such Account could be, subject to any defense, offset, deduction, credit or dispute (other than any commission payable to any Dealer in the ordinary course of business); and
(n) such Account is payable directly to (i) the Collateral Proceeds Account (as defined in the Security Agreement) or (ii) a Collection Deposit Account or Lockbox (as defined in the Security Agreement) that is subject to a Lockbox and Depository Agreement (as defined in the Security Agreement) duly executed and delivered to the Collateral Agent. Notwithstanding the foregoing, all Accounts of any single Account Debtor (unless otherwise agreed to by the Required Lenders) and its Affiliates which, in the aggregate, exceed 5% of the total amount of all Eligible Accounts Receivable at the time of any determination, shall be deemed not to be Eligible Accounts Receivable to the extent of such excess, provided that the foregoing percentage limitation shall not apply to any Accounts of the Seller Parent or any of its Controlled Affiliates so long as the Seller Parent's long-term, non-credit enhanced senior unsecured indebtedness is rated at least both BBB by Standard & Poor's Ratings Service and BAA2 by Moody's Investors Service, Inc. In addition, notwithstanding the foregoing, in determining the amount of Accounts to be included as Eligible Accounts Receivable, the face amount of Accounts shall be reduced by (a) the amount of all accrued and actual returns, discounts, claims, credits or credits pending, charges, price adjustments, commissions or other amounts due to Dealers or similar persons, freight or finance charges or other allowances (including any amount that the Borrower or a Guarantor, as applicable, may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (b) the aggregate amount of all cash received in respect of Accounts but not yet applied by the Borrower or the applicable Guarantor to reduce the amount of the Accounts.

         "Eligible Non-Revenue-Producing Vehicles" shall mean at the time of any determination thereof, without duplication, all Vehicles that satisfy all the requirements set forth in the definition of the term "Eligible Revenue-Producing Vehicles" other than clause (e) of such definition. The standards of eligibility for such Vehicles may be changed from time to time solely by the Collateral Agent in good faith and in the exercise of its reasonable judgment, with any such changes to be effective after no less than 10 Business Days' notice to and consultation with the Borrower.

         "Eligible Non-Vehicle Non-Revenue-Producing Equipment" shall mean at the time of any determination thereof, without duplication, all equipment of the Borrower or a Guarantor (other than Vehicles) that satisfy all the requirements set forth in the definition of the term "Eligible Non-Vehicle Revenue-Producing Equipment" other than clause (d) of such definition. The standards of eligibility for such Vehicles may be changed from time to time solely by the Collateral Agent in good faith and in the exercise of its reasonable judgment, with any such changes to be effective after no less than 10 Business Days' notice to and consultation with the Borrower.

         "Eligible Non-Vehicle Revenue-Producing Equipment" shall mean at the time of any determination thereof, without duplication, all equipment of the Borrower or a Guarantor (other than Vehicles) to the extent that: (a) the Borrower or a Guarantor has good and unencumbered title thereto (subject to Permitted Liens); (b) the Collateral Agent on behalf of the Secured Parties possesses a valid first priority perfected security interest therein pursuant to the Security Documents; (c) such equipment is located in the United States of America; (d) the Dealer for such equipment is making such equipment available for bona fide sale or rent in the ordinary course of such Dealer's business, and such equipment is not stolen, lost or damaged beyond repair; (e) such equipment is capitalized as an asset on the consolidated balance sheet of the Borrower in accordance with GAAP; and (f) such equipment is not leased by a third party to the Borrower or a Subsidiary. The standards of eligibility for such equipment may be changed from time to time solely by the Collateral Agent in good faith and in the exercise of its reasonable judgment, with any such changes to be effective after no less than 10 Business Days' notice to and consultation with the Borrower.

         "Eligible Other Assets Amount" shall mean, for any given date, the amount set forth on Schedule 1.01(a), provided that upon and after the earlier of (a) the issuance of the Subordinated Notes and (b) the consummation of the Securitization, the Eligible Other Assets Amount shall equal $0.

         "Eligible Real Estate" shall mean at the time of any determination thereof, without duplication, all real properties owned in fee by the Borrower or a Guarantor to the extent that: (a) the Borrower or such Guarantor has good and unencumbered title thereto (subject to Permitted Liens); (b) the Collateral Agent on behalf of the Secured Parties possesses a valid first priority perfected security interest therein pursuant to a mortgage or deed of trust and other security documents in favor of the Collateral Agent, in each case in form and substance reasonably satisfactory to the Collateral Agent; (c) such mortgage or deed of trust and other security documents shall have been filed and recorded as specified by the Collateral Agent and satisfactory evidence of such filing and recording shall have been received by the Collateral Agent; (d) the Collateral Agent shall have received such documents, including satisfactory title insurance policies (together with endorsements, coinsurance and reinsurance with respect thereto), surveys, abstracts, appraisals and legal opinions, as are reasonably requested by the Collateral Agent with respect to such real property; (e) arrangements reasonably satisfactory to the Collateral Agent shall have been made with respect to the potential receipt and application of proceeds from casualty or other damage to or condemnation of such real property; and (f) such real property is located in the United States of America. The standards of eligibility for such real property may be changed from time to time solely by the Collateral Agent in good faith and in the exercise of its reasonable judgment, with any such changes to be effective after no less than 10 Business Days' notice to and consultation with the Borrower.

         "Eligible Revenue-Producing Vehicles" shall mean at the time of any determination thereof, without duplication, all Vehicles to the extent that, with respect to each such Vehicle: (a) the Borrower, a Guarantor or Leasco has good and unencumbered title thereto (subject to Permitted Liens, it being acknowledged that Vehicles owned by Leasco do not constitute part of the Collateral except, after the Step-Up Date, if required as provided in Section 5.15(d)); (b) the Collateral Agent on behalf of the Secured Parties possesses a valid first priority perfected security interest therein pursuant to the Security Documents, other than, subject to Section 5.15(d), in the case of the Vehicles owned by Leasco; (c) in the case of Vehicles owned by Leasco, all the outstanding capital stock of Leasco shall have been pledged to the Collateral Agent by the Borrower and the Borrower shall have complied with Section 5.15;
(d) such

Vehicle is located in the United States of America; (e) the Dealer for such Vehicle is making such Vehicle available for Qualifying Rentals in the ordinary course of such Dealer's business, and such Vehicle is not stolen, lost or damaged beyond repair; (f) such Vehicle is capitalized as an asset on the consolidated balance sheet of the Borrower in accordance with GAAP (subject to the terms set forth in the proviso to Section 5.04(a)); (g) the Borrower or a Guarantor has taken (or, in the case of the Borrower, has caused Leasco to take) all actions with respect to such Vehicle as required by the Security Agreement, including the provisions of Article VI thereof; and (h) such Vehicle is not leased by a third party to the Borrower or a Subsidiary. The standards of eligibility for such Vehicles may be changed from time to time solely by the Collateral Agent in good faith and in the exercise of its reasonable judgment, with any such changes to be effective after no less than 10 Business Days' notice to and consultation with the Borrower.

         "environment" shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.

         "Environmental Claim" shall mean any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution or any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non- accidental Releases), (b) exposure to any Hazardous Material,
(c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

         "Environmental Law" shall mean any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to public health and safety matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. (S)(S) 9601 et seq. (collectively "CERCLA"), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. (S)(S) 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. (S)(S) 1251 et seq., the Clean Air Act of 1970, as amended 42 U.S.C. (S)(S) 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. (S)(S) 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. (S)(S) 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. (S)(S) 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. (S)(S) 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. (S)(S) 5101 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated under any of the foregoing.

         "Environmental Permit" shall mean any permit, approval, authorization, certificate, license, or variance required by or from any Governmental Authority pursuant to any Environmental Law.

         "Equity Issuance" shall mean any issuance or sale by the Borrower or any Subsidiary of any shares of capital stock or other equity securities of the Borrower or any Subsidiary, as applicable, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire such securities or such convertible or exchangeable obligations, except in each case for (a) any issuance or sale to the Borrower or any wholly owned Subsidiary of the Borrower and (b) sales or issuances of common stock of the Borrower to Management Investors or directors of the Borrower or any Subsidiary under any Option Plan, to the extent that the proceeds from all sales and issuances described in this clause (b) do not exceed in the aggregate $5,000,000 during the term of this Agreement.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

         "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with any Loan Party or Leasco, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

         "ERISA Event" shall mean (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan and with respect to which the PBGC has neither waived the reporting requirements nor publicly announced that it will not impose monetary penalties for failure to meet the reporting requirements; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to
Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of any Loan Party, Leasco or any of their respective ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by any Loan Party, Leasco or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by any Loan Party, Leasco or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a "prohibited transaction" with respect to a Plan pursuant to which any Loan Party, Leasco or any of their respective subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which any Loan Party, Leasco or any of their respective subsidiaries could otherwise be liable; and (i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in liability of any Loan Party or Leasco (other than for the payment of premiums to the PBGC or the payment of contributions to any such Plan or Multiemployer Plan made in the ordinary course of business).

         "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

         "Eurodollar Loan" shall mean any Eurodollar Revolving Loan or Eurodollar Term Loan.

         "Eurodollar Revolving Loan" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

         "Eurodollar Term Borrowing" shall mean a Borrowing comprised of Eurodollar Term Loans.

         "Eurodollar Term Loan" shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

         "Event of Default" shall have the meaning assigned to such term in
         Article VII.

         "Excess Cash Flow" shall mean, for any fiscal year, the excess of:

                  (a) the sum, without duplication, of (i) Consolidated EBITDA of the Borrower for such fiscal year, (ii) extraordinary cash income, if any, during such fiscal year to the extent that such extraordinary cash income (A) is not included in Consolidated EBITDA and (B) is not required to be utilized in connection with a payment made (or to be made) by the Borrower pursuant to clause (c), (d), (f) or (g) of
         Section 2.13, (iii) Vehicle Sale Proceeds for such fiscal year, (iv) Non-Vehicle Sale Proceeds for such fiscal year and (v) an amount equal to any decrease in Working Capital during such fiscal year (provided that, for the fiscal year ended December 31, 1997, the first $15,000,000 of any such decrease in Working Capital during such fiscal year shall be excluded from this clause (v)), over

                  (b) the sum, without duplication, of (i) the amount of any income taxes payable by the Borrower and the Subsidiaries with respect to such fiscal year, (ii) Consolidated Cash Interest Expense paid during such fiscal year, (iii) Consolidated Capital Expenditures made in accordance with Section 6.15 during such fiscal year, (iv) scheduled principal repayments of Indebtedness made by the Borrower or any Subsidiary to any person other than an Affiliate of the Borrower or any Subsidiary during such fiscal year, (v) optional prepayments of the principal of Loans during such fiscal year, but only to the extent such prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with the Securitization or any other refinancing of all or any portion of the Loans, and (vi) an amount equal to any increase in Working Capital during such fiscal year.

         "Exchange Notes" shall have the meaning given such term in the Loan Agreement relating to the Subordinated Facility and dated as of the date hereof among the Borrower, the lenders named therein and The Chase Manhattan Bank, as administrative agent.

         "Fee Letter" shall mean the Fee Letter dated September 18, 1996, among the Borrower, the Administrative Agent and the Collateral Agent.

         "Fees" shall mean the Commitment Fees, the Agents' Fees, the LC Participation Fees and the Issuing Bank Fees.

         "Financial Officer" of any corporation shall mean the chief financial officer, principal accounting officer, Treasurer or Controller of such corporation.

         "Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of
(a) Consolidated Cash Flow Available for Fixed Charges for such period to
(b) Fixed Charges for such period.

         "Fixed Charges" shall mean, for any period, the sum of (a) Consolidated Lease Expense (excluding interest expense, if any, associated with Capital Lease Obligations) for such period, (b) Consolidated Cash Interest Expense for such period and (c) scheduled principal payments of

Indebtedness made by the Borrower or any Subsidiary to any person other than the Borrower or any wholly owned Subsidiary of the Borrower during such period.

         "Foreign Subsidiary" shall mean any Subsidiary that is not a Domestic Subsidiary.

         "GAAP" shall mean generally accepted accounting principles applied on a consistent basis.

         "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

         "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

         "Guarantee Agreement" shall mean the Guarantee Agreement, substantially in the form of Exhibit D, made by the Guarantors in favor of the Collateral Agent for the benefit of the Secured Parties.

         "Guarantors" shall mean each person listed on Schedule 1.01(a) and each other person that becomes a party to a Guarantee Agreement as the Guarantor, and the permitted successors and assigns of each such person.

         "Hazardous Materials" shall mean all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls ("PCBs") or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

         "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business),
(e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed (provided that if the obligations so secured have not been assumed by such person, such obligations shall be deemed to be in an amount equal to the fair market value of such property, as determined in good faith by the board of directors of such person), (f) all Guarantees by such person of Indebtedness of others, (g) all Capital Lease Obligations of such person, (h) all obligations of such person in respect of Interest Rate Protection Agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (such obligations to be equal at any time to the termination value of such agreements or arrangements that would be payable by such person at such time) and (i) all obligations of such person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

         "Indemnity, Subrogation and Contribution Agreement" shall mean the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit E, among the Borrower, the Guarantors and the Collateral Agent.

         "Interest Coverage Ratio" shall mean, for any period, the ratio of
(a) Consolidated EBITDA of the Borrower for such period to (b) Consolidated Cash Interest Expense for such period.

         "Interest Payment Date" shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing, and, in addition, the date of any prepayment of such Borrowing or conversion of such Borrowing to a Borrowing of a different Type.

         "Interest Period" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect and (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Maturity Date and
(iii) the date such Borrowing is converted to a Borrowing of a different Type in accordance with Section 2.10 or repaid or prepaid in accordance with Section
2.11 or 2.12; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

         "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement or arrangement designed to protect the Borrower or any of the Subsidiaries against fluctuations in interest rates and not entered into for speculation.

         "Investors" shall have the meaning given such term in the preamble to this Agreement.

         "IPO" shall mean a fully distributed initial public offering of common stock of the Borrower pursuant to an effective registration statement under the Securities Act of 1933.

         "Issuing Bank" shall mean, as the context may require, The Chase Manhattan Bank, Citicorp, U.S.A., Inc. or any of their respective Affiliates.

         "Issuing Bank Fees" shall have the meaning assigned to such term in
Section 2.05(c).

         "L/C Commitment" shall mean, with respect to any Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.22.

         "L/C Disbursement" shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

         "L/C Exposure" shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Revolving Credit Lender at any time shall mean its Applicable Percentage of the aggregate L/C Exposure at such time.

         "L/C Participation Fee" shall have the meaning assigned to such term in
Section 2.05(c) .

         "Leasco" shall have the meaning given such term in the preamble to this Agreement.

         "Lease" shall mean the Master Motor Vehicle Lease Agreement dated as of the date hereof between Leasco, as lessor, and the Borrower, as lessee.

         "Lenders" shall mean (a) the financial institutions listed on Schedule
2.01 (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance.

         "Letter Agreement" shall mean the letter agreement dated October 15, 1996, between the Borrower and Jay Alix & Associates, Inc., as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

         "Letter of Credit" shall mean any letter of credit issued pursuant to
Section 2.22.

         "LIBO Rate" shall mean, with respect to any Eurodollar Borrowing, the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits approximately equal in principal amount to, the Administrative Agent's portion of such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

         "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

         "Loan Documents" shall mean this Agreement, the Letters of Credit, the Guarantee Agreement, the Security Documents and the Indemnity, Subrogation and Contribution Agreement.

         "Loan Parties" shall mean the Borrower and the Guarantors.

         "Loans" shall mean the Revolving Loans and the Term Loans.

         "Management Agreement" shall mean the Management Agreement dated as of the date hereof between the Borrower and Questor Management (and its permitted successors and assigns thereunder), as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

         "Management Investors" shall mean management and other employees of the Borrower and the Subsidiaries who are on the Closing Date or become in the future purchasers of common stock of the Borrower pursuant to any Option Plan.

         "Margin Stock" shall have the meaning assigned to such term in Regulation U.

         "Material Adverse Effect" shall mean (a) a materially adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) material impairment of the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or
(c) material impairment of the rights of or benefits available to the Lenders under any Loan Document.

         "Maturity Date" shall mean the fifth anniversary of the Closing Date.

         "Multiemployer Plan" shall mean a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

         "Net Cash Proceeds" shall mean (a) with respect to any Asset Sale, Vehicle Sale or Non-Vehicle Sale, the cash proceeds thereof net of
(i) reasonable costs of sale (including payment of the outstanding principal amount of, premium or penalty, if any, interest and other amounts on any Indebtedness (other than Loans) required to be repaid under the terms thereof as a result of such Sale), (ii) taxes paid or payable in the year such Sale occurs as a result thereof and (iii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Sale, provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds, and (b) with respect to any Equity Issuance or any issuance or other disposition of Indebtedness for borrowed money, the cash proceeds thereof net of reasonable underwriting commissions or placement fees and expenses directly incurred in connection therewith.

         "Non-Vehicle Consolidated Cash Capital Expenditures" shall mean, for any period, the sum of all Capital Expenditures (other than Vehicle Capital Expenditures) paid in cash during such period.

         "Non-Vehicle Sale" shall mean any sale, lease, transfer, assignment, loss, damage or destruction (in the case of loss, damage or destruction, to the extent covered by insurance) or other disposition (by merger or otherwise) to any person (other than the Borrower or any wholly owned Subsidiary of the Borrower) of equipment previously made available by a Dealer for bona fide sale or rent in the ordinary course of such Dealer's business.

         "Non-Vehicle Sale Proceeds" shall mean, for any period, all Net Cash Proceeds received during such period by the Borrower or any Subsidiary from Non-Vehicle Sales.

         "Obligations" shall mean all obligations defined as "Obligations" in the Guarantee Agreement and the Security Documents.

         "Option Plans" shall mean any employee stock option or stock purchase plan or other employee benefit plan of the Borrower or any Subsidiary in existence from time to time.

         "Orderly Liquidation Expenses" shall mean at the time of any determination thereof the aggregate amount, in dollars, of expenses and costs that would be incurred in connection with the orderly liquidation of all Eligible Revenue-Producing Vehicles at such time, as reasonably determined by the Collateral Agent, including recapture costs, Vehicle preparatory costs (including maintenance and removal of decals), divisional utility costs, administrative charges, sales commissions and appropriate reserves.

         "Original Cost" shall mean at the time of any determination thereof an amount equal to the sum, in dollars, of (a) the purchase price of each Eligible Revenue-Producing Vehicle paid by the Borrower or any Subsidiary (or, in the case of Vehicles acquired by the Borrower or a Subsidiary in connection with the Acquisition, the Seller) and shown on the dealer's invoice; (b) the cost, including transportation and installation expenses, of ancillary equipment (including the "box" or storage component) installed on any such Vehicle in the ordinary course of business which enhances the value of such Vehicle; and
(c) sales taxes on any amounts referred to in the foregoing clauses (a) and (b), net of any Vehicle incentive payments credited against the costs referred to in the foregoing clauses (a), (b) and (c).

         "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

         "Percentage of Excess Cash Flow" shall mean, for any fiscal year, an amount equal to 75% of Excess Cash Flow for such fiscal year; provided, however, that, for any such fiscal year, such amount shall be reduced to 50% of Excess Cash Flow for such fiscal year if the Total Debt Ratio on the last day of such fiscal year is equal to or less than 2.00 to 1.00.

         "Perfection Certificate" shall mean the Perfection Certificate substantially in the form of Annex 2 to the Security Agreement.

         "Permitted Holder" shall mean Questor and any Affiliate thereof that is reasonably satisfactory to the Administrative Agent.

         "Permitted Investments" shall mean:

                  (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

                  (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's Ratings Service or from Moody's Investors Service, Inc.;

                  (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and is rated (or the long-term, non-credit enhanced senior unsecured indebtedness of the holding company of such commercial bank is rated) A or better by Standard & Poor's Ratings Service or A2 or better by Moody's Investors Service, Inc.; and

                  (d) other investment instruments approved in writing by the Required Lenders and offered by financial institutions which have a combined capital and surplus and undivided profits of not less than $250,000,000.

         "Permitted Lien" shall have the meaning given such term in
Section 6.02.

         "person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

         "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which any Loan Party, Leasco or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

         "Pledge Agreement" shall mean the Pledge Agreement, substantially in the form of Exhibit F, between the Borrower and the Subsidiaries parties thereto and the Collateral Agent for the benefit of the Secured Parties.

         "Properties" shall have the meaning given such term in Section 3.17.

         "Purchase Agreement" shall mean the Asset and Stock Purchase Agreement dated as of September 19, 1996, by and between the Seller and the Borrower, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

         "Purchase Price" shall have the meaning given such term in the preamble to this Agreement.

         "Qualifying Rental" shall mean, with respect to any Vehicle, the bona fide rental of such Vehicle by any person, other than an Affiliate of the Borrower or any Subsidiary, for a period of no more than 90 days, provided that such initial period of no more than 90 days may be extended or renewed for successive periods of no more than 90 days if (a) the aggregate length of such initial rental period and all extensions and renewals thereof does not exceed one year, (b) there is no significant penalty or purchase obligation for any failure to extend or renew such rental and (c) such Vehicle is not identified with such person's name, color or logo (other than any legally required placard indicating the identity of such person).

         "Questor" shall have the meaning given such term in the preamble to this Agreement.

         "Questor Management" shall mean Questor Management Company, a Delaware corporation.

         "Register" shall have the meaning given such term in Section 9.04(d).

         "Regulation G" shall mean Regulation G of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the environment.

         "Remedial Action" shall mean (a) "remedial action" as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or
(ii) above.

         "Repayment Date" shall have the meaning given such term in
Section 2.11.

         "Required Lenders" shall mean, at any time, Lenders having Loans, L/C Exposure and unused Revolving Credit Commitments and Term Loan Commitments representing at least 50% of the sum of all Loans outstanding, L/C Exposure and unused Revolving Credit Commitments and Term Loan Commitments at such time.

         "Responsible Officer" of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

         "Revolving Credit Borrowing" shall mean a Borrowing comprised of Revolving Loans.

         "Revolving Credit Borrowing Base" shall mean at the time of any determination thereof the difference between (a) the Borrowing Base at such time and (b) the Aggregate Term Loan Exposure at such time.

         "Revolving Credit Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder as set forth on
Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to
Section 9.04.

         "Revolving Credit Exposure" shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender's L/C Exposure.

         "Revolving Credit Lender" shall mean a Lender with a Revolving Credit Commitment.

         "Revolving Loans" shall mean the revolving loans made by the Lenders to the Borrower pursuant to clause (b) of Section 2.01. Each Revolving Loan shall be a Eurodollar Revolving Loan or an ABR Revolving Loan.

         "Secured Parties" shall have the meaning given such term in the Security Agreement.

         "Securitization" shall have the meaning given such term in
Section 5.14.

         "Securitization Prepayments" shall have the meaning given such term in
 Section 5.14.

         "Security Agreement" shall mean the Security Agreement, substantially in the form of Exhibit G, between the Borrower and the Subsidiaries parties thereto and the Collateral Agent for the benefit of the Secured Parties.

         "Security Documents" shall mean the Security Agreement, the Pledge Agreement and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to
Section 5.16.

         "Seller" shall have the meaning given such term in the preamble to this Agreement.

         "Seller Parent" shall mean Ryder System, Inc., a Florida corporation, and its successors and assigns.

         "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months, and (b) with respect to the Adjusted LIBO Rate, for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

         "Step-Up Date" shall mean the day immediately following the nine-month anniversary of the Closing Date.

         "Step-Up Period" shall mean the period, if any, commencing on and including the Step-Up Date and ending on and excluding the day the Securitization is consummated; provided, however, that if the Securitization is consummated prior to the Step-Up Date, then there shall be no Step-Up Period.

         "Stockholders' Agreement" shall mean the Stockholders' Agreement dated as of the date hereof among Questor and the other Investors, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

         "Subordinated Facility" shall mean the senior subordinated unsecured credit facility created pursuant to the Loan Agreement dated as of the date hereof among the Borrower, the lenders named therein and The Chase Manhattan Bank, as administrative agent.

         "Subordinated Notes" shall mean any senior subordinated notes issued after the Closing Date in a public offering or in a Rule 144A or other private placement to refinance the Subordinated Facility.

         "subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

         "Subsidiary" shall mean any subsidiary of the Borrower.

         "Supermajority Lenders" shall mean, at any time, Lenders having Loans, L/C Exposure and unused Revolving Credit Commitments and Term Loan Commitments representing at least 75% of the sum of all Loans outstanding, L/C Exposure and unused Revolving Credit Commitments and Term Loan Commitments at such time.

         "Term Borrowing" shall mean a Borrowing comprised of Term Loans.

         "Term Loan Borrowing Base" shall mean at the time of any determination thereof the difference between (a) the Borrowing Base at such time and (b) the Aggregate Revolving Credit Exposure at such time.

         "Term Loan Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

         "Term Loan Exposure" shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Term Loans of such Lender.

         "Term Loans" shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01. Each Term Loan shall be a Eurodollar Term Loan or an ABR Term Loan.

         "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it.

         "Total Debt" shall mean, at any date and without duplication, the aggregate amount of all Indebtedness of the Borrower and the Subsidiaries at such date as determined on a consolidated basis in accordance with GAAP (other than Indebtedness of the type described in clause
(h) or (i) of the definition of the term "Indebtedness", except to the extent such Indebtedness consists of unreimbursed drawings under letters of credit).

         "Total Debt Ratio" shall mean, for any period, the ratio of (a) Total Debt on the last day of such period to (b) Consolidated EBITDA of the Borrower for such period.

         "Total Revolving Credit Commitment" shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.

         "Total Term Loan Commitments" shall mean, at any time, the aggregate amount of the Term Loan Commitments, as in effect at such time.

         "Transaction Costs" shall have the meaning given such term in the preamble to this Agreement.

         "Transactions" shall have the meaning given such term in Section 3.02.

         "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term "Rate" shall include the Adjusted LIBO Rate and the Alternate Base Rate.

         "Vehicle" shall mean any truck or other vehicle owned by the Borrower or any Subsidiary and registered and based in the United States of America, the body (including the "box" or storage component) and equipment mounted thereon and all accessions, attachments and accessories of any type or description attached to such truck or vehicle.

         "Vehicle Consolidated Capital Expenditures" shall mean, for any period, the sum of all Capital Expenditures made in such period for the acquisition of Vehicles, which such Capital Expenditures shall include credits, allowances and similar items received by the Borrower or any Subsidiary for Vehicle trade- ins.

         "Vehicle Sale" shall mean any sale, lease (other than pursuant to a Qualifying Rental), transfer, assignment, loss, damage or destruction (in the case of loss, damage or destruction, to the extent covered by insurance) or other disposition (by merger or otherwise) of Vehicles to any person other than the Borrower or any wholly owned Subsidiary of the Borrower.

         "Vehicle Sale Proceeds" shall mean, for any period, the sum of (a) all Net Cash Proceeds received during such period by the Borrower or any Subsidiary from Vehicle Sales and (b) the aggregate amount of credits, allowances and similar items received during such period by the Borrower or any Subsidiary for Vehicle trade-ins.

         "Vehicle Title Nominee Agreement" shall mean the Vehicle Title Nominee Agreement dated as of the Closing Date between the Seller and Leasco, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

         "wholly owned Subsidiary" of any person shall mean a subsidiary of such person of which securities (except for directors' qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person.

         "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

         "Working Capital" shall mean, at any date of determination, Consolidated Current Assets at such date minus Consolidated Current Liabilities at such date.

         SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with the covenants contained in Article VI, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the date of this Agreement and applied on a basis consistent with the application used in the financial statements referred to in Section 3.05(a).

                                   ARTICLE II

                                   The Credits

         SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (a) to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed the lesser of (i) such Lender's Term Loan Commitment and (ii) such Lender's Applicable Percentage of the Term Loan Borrowing Base in effect at such time, and (b) to make Revolving Loans to the Borrower, at any time and from time to time on or after the date hereof, and until the earlier of the Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender's Revolving Credit Exposure exceeding the lesser of (i) such Lender's Revolving Credit Commitment and (ii) such Lender's Applicable Percentage of the Revolving Credit Borrowing Base in effect at such time. Within the limits set forth in clause (b) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

         SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Term Loan Commitments or Revolving Credit Commitments, as the case may be; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to
Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

         (b) Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than 15 Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

         (c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m., New York City time, and the Administrative Agent shall by 12:00 (noon), New York City time, credit the amounts so received to an account in the name of the Borrower, maintained with the Administrative Agent or the Collateral Agent and designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

         (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and
(ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, (i) such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement, and
(ii) if the Borrower also shall have made such corresponding amount available to the Administrative Agent, the Administrative Agent will promptly return such corresponding amount to the Borrower.

         (e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

         (f) If the applicable Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.22(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Applicable Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender's Applicable Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and such payment shall be deemed to have reduced the L/C Exposure), and the Administrative Agent will promptly pay to the applicable Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to the applicable Issuing Bank any amounts received by it from the Borrower pursuant to
Section 2.22(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to the applicable Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Applicable Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error), and for each day thereafter, the Alternate Base Rate. If both the Borrower and such Lender shall make any such interest payment to the Administrative Agent, then the Administrative Agent will promptly return to the Borrower any such interest payment made to the Administrative Agent by the Borrower.

         SECTION 2.03. Borrowing Procedure. In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before a proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) with respect to any Borrowing on the Closing Date, whether such Borrowing then being requested is to be a Term Borrowing or a Revolving Credit Borrowing; (ii) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (iii) the date of such Borrowing (which shall be a Business Day);
(iv) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (v) the amount of such Borrowing; (vi) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; and (vii) the expected Aggregate Credit Exposure on the date of such Borrowing (after giving effect to such Borrowing) and the Borrowing Base as set forth in the most recently provided Borrowing Base Certificate; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section
2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative

Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender's portion of the requested Borrowing.

         SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.11 and the then unpaid principal amount of each Revolving Loan on the Maturity Date.

         (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid such Lender from time to time under this Agreement.

         (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender's share thereof.

         (d) The entries made in the accounts maintained pursuant to paragraphs
(b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

         (e) Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive a promissory note payable to such Lender and its registered assigns, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

         SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last day of March, June, September and December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a "Commitment Fee") of .375% per annum on the average daily unused amount of the Commitments of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated); provided, however, that such Commitment Fee shall increase to .500% per annum for all periods (or portions thereof) occurring during the Step-Up Period. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the date hereof and shall cease to accrue on the date on which the Commitment of such Lender shall expire or be terminated as provided herein.

         (b) The Borrower agrees to pay to the Administrative Agent and the Collateral Agent, for their own respective accounts, the administrative fees and the collateral monitoring fees, respectively, set forth in the Fee Letter at the times and in the amounts specified therein (the "Agents' Fees").

         (c) The Borrower agrees to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on the last day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an "L/C Participation Fee") calculated on such Lender's Applicable Percentage of the average daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate equal to the difference between (A) the applicable margin from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06 and (B) .25%, and (ii) to the applicable Issuing Bank with respect to each Letter of Credit, on the last day of March, June, September and December of each year and on the date on which such Letter of Credit is canceled, expires or is drawn in full, (A) a fronting fee of .25% per annum on the outstanding face amount of such Letter of Credit during the preceding quarter (or shorter period commencing with the date hereof or ending with the date on which such Letter of Credit is canceled, expires or is drawn in full) and (B) the customary administrative fees of such Issuing Bank (collectively, the "Issuing Bank Fees"). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

           All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the applicable Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

         SECTION 2.06. Interest on Loans. (a) Subject to the provisions of
Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus 1.00%; provided, however, that such margin over the Alternate Base Rate shall increase to 1.50% per annum for all periods (or portions thereof) occurring during the Step-Up Period.

         (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus 2.00%; provided, however, that such margin over the Adjusted LIBO Rate shall increase to 2.50% per annum for all periods (or portions thereof) occurring during the Step-Up Period.

           Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

         SECTION 2.07. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal on any ABR Borrowing, at the rate otherwise applicable to the Loans comprising such Borrowing pursuant to Section 2.06(a) plus 2.00% per annum,

(b) in the case of overdue principal on any Eurodollar Borrowing, (i) during the remaining portion, if any, of the Interest Period for such Borrowing, at the rate otherwise applicable to the Loans comprising such Borrowing pursuant to
Section 2.06(b) plus 2.00% per annum and (ii) at all times after the last day of the Interest Period for such Borrowing, at the rate that would have been applicable to such Loans pursuant to Section 2.06(a) had such Loans been ABR Loans plus 2.00% per annum and (c) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the sum of the Alternate Base Rate plus 2.00%.

         SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to
Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

         SECTION 2.09. Termination and Reduction of Commitments. (a) The Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date. The Revolving Credit Commitments shall automatically terminate on the Maturity Date. The L/C Commitments shall automatically terminate on the date that is five Business Days prior to the Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on November 30, 1996, if the initial Credit Event shall not have occurred by such time.

         (b) Upon at least three Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments or the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Term Loan Commitments or the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.

         (c) Each reduction in the Term Loan Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

         SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 10:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 10:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

                  (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

                 (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

                (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

                (iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to
         Section 2.16;

                 (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

                (vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

                (vii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Repayment Date; and

               (viii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

         Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender's portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this
Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing.

         SECTION 2.11. Repayment of Term Borrowings. (a) The Term Borrowings shall be payable as to principal in 16 consecutive installments payable on the dates set forth below or, if any such date is not a Business Day, on the next succeeding Business Day (each a "Repayment Date") and in the amounts set forth below:

            Repayment Date                                 Amount
            --------------                                 ------
          March 31, 1998                               $ 5,000,000
          June 30, 1998                                  5,000,000
          September 30, 1998                             5,000,000
          December 31, 1998                              5,000,000
          March 31, 1999                                 5,000,000
          June 30, 1999                                  5,000,000
          September 30, 1999                             5,000,000
          December 31, 1999                              5,000,000
          March 31, 2000                                 5,000,000
          June 30, 2000                                  5,000,000
          September 30, 2000                             5,000,000
          December 31, 2000                              5,000,000
          March 31, 2001                                 5,000,000
          June 30, 2001                                  5,000,000
          September 30, 2001                             5,000,000
          Maturity Date                                275,000,000


         (b) To the extent not previously paid, all Term Borrowings shall be due and payable on the Maturity Date. Each payment of Term Borrowings pursuant to this Section 2.11 shall be accompanied by accrued interest on the principal amount paid to but excluding the date of payment.

         (c) All repayments pursuant to this Section 2.11 shall be subject to
Section 2.16, but shall otherwise be without premium or penalty.

         SECTION 2.12. Optional Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days' (in the case of Eurodollar Borrowings) or one Business Day (in the case of ABR Borrowings) prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent before 11:00 a.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.
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                                                                              32

         (b) Optional prepayments of Term Loans shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Term Loans.

         (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section
2.12 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

         SECTION 2.13. Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall prepay all its outstanding Revolving Credit Borrowings and replace or cash collateralize all outstanding Letters of Credit on the date of such termination. In the event of any partial reduction of the Revolving Credit Commitments, then
(i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Revolving Credit Lenders of the Aggregate Revolving Credit Exposure after giving effect thereto and (ii) if the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment after giving effect to such reduction, then the Borrower shall, on the date of such reduction and in an amount sufficient to eliminate such excess, first, prepay the then outstanding Revolving Loans (if any) and second, to the extent of any remaining excess (after the prepayment of Revolving Loans), replace outstanding Letters of Credit or deposit an amount in cash in a cash collateral account established with the Collateral Agent for the benefit of the Secured Parties.

         (b) If on any date the Aggregate Credit Exposure shall exceed the Borrowing Base, the Borrower shall on such date apply an amount equal to such excess first, to prepay the then outstanding Revolving Loans (if any) and second, to the extent of any remaining excess (after the prepayment of Revolving Loans), to replace outstanding Letters of Credit or deposit an amount in cash in a cash collateral account established with the Collateral Agent for the benefit of the Secured Parties and third, to the extent of any remaining excess (after the prepayment of Revolving Loans and such replacement of Letters of Credit or deposit in a cash collateral account), to prepay the then outstanding Term Loans. Mandatory prepayments of Term Loans pursuant to the foregoing sentence shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11 in the inverse order of maturity.

         (c) Not later than the third Business Day following the completion of any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans in accordance with Section 2.13(h); provided, however, that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, any insurance proceeds included in such Net Cash Proceeds shall not be required to be so applied to prepay outstanding Loans to the extent such insurance proceeds are reinvested in the Borrower's business within one year of the receipt thereof.

         (d) In the event and on each occasion that an Equity Issuance occurs, the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the occurrence of such Equity Issuance, apply 100% of the Net Cash Proceeds therefrom (or 75% of such Net Cash Proceeds if, on the date of, and after giving effect to, such Equity Issuance, the Total Debt Ratio does not exceed 3.00 to 1.00) to prepay outstanding Loans in accordance with Section 2.13(h).

         (e) If the Securitization shall not have been consummated prior to the Step-Up Date, then, no later than the earlier of (i) 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 1997, and (ii) the date on which the financial statements with respect to such fiscal year are delivered pursuant to Section 5.04(a), the Borrower shall prepay outstanding Loans in accordance with Section 2.13(h) in an aggregate principal amount equal to the applicable Percentage of Excess Cash Flow for the fiscal year then ended.

         (f) In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or other disposition of Indebtedness for money borrowed of any Loan Party or any subsidiary of a Loan Party (other than (i) Indebtedness created under the Securitization, as to which Section 2.13(g) shall be applicable, (ii) any cash proceeds from the issuance of any Subordinated Notes that are applied to prepayment of loans under the Subordinated Facility or (iii) Indebtedness for money borrowed permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.13(h).

         (g) An amount equal to 100% of the Net Cash Proceeds from the Securitization shall be applied by the Borrower, on the day of the receipt of such Net Cash Proceeds, to the extent required to make the Securitization Prepayments in full.

         (h) Except as specified in paragraphs (a), (b) and (g) above, mandatory prepayments of outstanding Loans under this Agreement shall be allocated first, to prepay the then-outstanding Term Loans (if any) and second, to the extent of any remaining amount (after the prepayment of Term Loans), to prepay the then-outstanding Revolving Loans. Any such mandatory prepayment of Term Loans shall be applied first, against the next two scheduled installments of principal due after the date of such prepayment in respect of Term Loans under Section
2.11 and second, against such remaining scheduled installments of principal in the inverse order of maturity. Any such mandatory prepayments of Revolving Loans shall not reduce the Revolving Credit Commitments.

         (i) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days prior written notice of such prepayment. Each notice of prepayment shall specify the pre-payment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

         (j) Amounts to be applied pursuant to this Section 2.13 to the prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Term Loans and ABR Revolving Loans. Any amounts remaining after each such application shall, at the option of the Borrower, be applied to prepay Eurodollar Term Loans or Eurodollar Revolving Loans, as the case may be, immediately and/or shall be deposited in the Prepayment Account (as defined below). The Administrative Agent shall apply any cash deposited in the Prepayment Account (i) allocable to Term Loans to prepay Eurodollar Term Loans and (ii) allocable to Revolving Loans to prepay Eurodollar Revolving Loans, in each case on the last day of their respective Interest Periods (or, at the direction of the Borrower, on any earlier date) until all outstanding Term Loans or Revolving Loans, as the case may be, have been prepaid or until all the allocable cash on deposit with respect to such Loans has been exhausted. For purposes of this Agreement, the term "Prepayment Account" shall mean an account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this paragraph (j). The Administrative Agent will, at the request of the Borrower, invest amounts on deposit in the Pre-payment Account in Permitted Investments that mature prior to the last day of the applicable Interest Periods of the Eurodollar Term Borrowings or Eurodollar Revolving Borrowings to be prepaid, as the case may be; provided, however, that (i) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Administrative Agent to be in, or would result in any, violation of any law, statute, rule or regulation and (ii) the Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if a Default or Event of Default shall have occurred and be continuing. The Borrower shall indemnify the Administrative Agent for any losses relating to the investments so that the amount available to prepay Eurodollar Borrowings on the last day of the applicable Interest Period is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest earned on such investments, the Prepayment Account shall not bear interest. Interest or profits, if any, on such investments shall be deposited in the Prepayment Account and reinvested and disbursed as specified above. If the maturity of the Loans has been accelerated pursuant to Article VII, the Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account to satisfy any of the Obligations. The Borrower hereby grants to the Administrative Agent, for its benefit and the benefit of the Issuing Banks and the Lenders, a security interest in the Prepayment Account to secure the Obligations.

         SECTION 2.14. Reserve Requirements; Change in Circumstances.
(a) Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender or any Issuing Bank of the principal of or interest on any Eurodollar Loan made by such Lender or any Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender or Issuing Bank by the jurisdiction in which such Lender or Issuing Bank has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or such Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or such Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making or maintaining any Eurodollar Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Issuing Bank to be material, then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

         (b) If any Lender or Issuing Bank shall have reasonably determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change after the date hereof in any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline has been adopted) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Issuing Bank or any Lender's or Issuing Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority has or would have the effect of reducing the rate of return on such Lender's or Issuing Bank's capital or on the capital of such Lender's or Issuing Bank's holding company, if any, as a direct consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's or Issuing Bank's policies and the policies of such Lender's or Issuing Bank's holding company with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company for any such reduction suffered.

         (c) A certificate of a Lender or Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph
(a) or (b) above and the events giving rise to such compensation shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate delivered by it within 10 Business Days after its receipt of the same.

         (d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender's or Issuing Bank's right to demand such compensation. The protection of this Section shall be available to each Lender and Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.

         SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

                  (i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

                  (ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

         (b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

         SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor,
(ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a "Breakage Event") or
(b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall be an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over
(ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth in reasonable detail any amount or amounts which such Lender is entitled to receive pursuant to this
Section 2.16 and a description of such Breakage Event shall be delivered to the Borrower and shall be conclusive absent manifest error.

         SECTION 2.17. Pro Rata Treatment. Except as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Term Loan Commitments or Revolving Credit Commitments, as the case may be (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Term Loans or Revolving Loans, as the case may be). Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole dollar amount.

         SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under
Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Term Loans and Revolving Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Term Loans and Revolving Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Term Loans and Revolving Loans and L/C Exposure, as the case may be, of such other Lender, so that the aggregate unpaid principal amount of the Term Loans and Revolving Loans and L/C Exposure and participations in Term Loans and Revolving Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Term Loans and Revolving Loans and L/C Exposure then outstanding as the principal amount of its Term Loans and Revolving Loans and L/C Exposure prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Term Loans and Revolving Loans and L/C Exposure outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Term Loan or Revolving Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

         SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than Agents' Fees and Issuing Bank Fees, which shall be paid directly to the Administrative Agent, the Collateral Agent or the applicable Issuing Bank, as the case may be), shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York.

         (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

         SECTION 2.20. Taxes. (a) Any and all payments by or on behalf of the Borrower or any Loan Party hereunder and under any other Loan Document shall be made, in accordance with Section 2.19, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) income taxes imposed on the net income of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank (or any transferee or assignee thereof, including a participation holder (any such entity a "Transferee")) and (ii) franchise taxes imposed on the net income of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank (or Transferee), in each case by the jurisdiction under the laws of which the Administrative Agent, the Collateral Agent, such Lender or such Issuing Bank (or Transferee) is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, being called "Taxes"). If the Borrower or any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank (or any Transferee), (i) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent, the Collateral Agent, such Lender or such Issuing Bank (or Transferee), as the case may be, shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

         (b) In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document ("Other Taxes").

         (c) The Borrower will indemnify the Administrative Agent, the Collateral Agent, each Lender and each Issuing Bank (or Transferee) for the full amount of Taxes and Other Taxes paid by the Administrative Agent, the Collateral Agent, such Lender or such Issuing Bank (or Transferee), as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney's fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank (or Transferee), or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank (or Transferee), as the case may be, makes written demand therefor.

         (d) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrower or any other Loan Party to the relevant Governmental Authority, the Borrower or such other Loan Party will deliver to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

         (e) Each Lender and Issuing Bank (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender or Issuing Bank claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender or Issuing Bank delivers a Form W-8, a certificate representing that such Non-U.S. Lender or Issuing Bank is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender or Issuing Bank claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender or Issuing Bank on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender or Issuing Bank changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, each Non-U.S. Lender or Issuing Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender or Issuing Bank.

         (f) The Borrower shall not be required to indemnify any Non-U.S. Lender or Issuing Bank or to pay any additional amounts to any Non-U.S. Lender or Issuing Bank, in respect of United States Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender or Issuing Bank became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender or Issuing Bank designated such New Lending Office with respect to a Loan or a Letter of Credit; provided, however, that this paragraph (f) shall not apply (x) to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrower and (y) to the extent the indemnity payment or additional amounts any Transferee, or any Lender or Issuing Bank (or Transferee), acting through a New Lending Office, would be entitled to receive (without regard to this paragraph (f)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Lender or Issuing Bank (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation,
(ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender or Issuing Bank to comply with the provisions of paragraph (e) above (other than a failure by reason of a change in law or treaty occurring after the date referred to in clause (i) above that imposes or increases U.S. Federal withholding tax on payments by the Borrower or any Loan Party under this Agreement and the other Loan Documents) or (iii) a representation or warranty made or deemed to be made by a Non-U.S. Lender or Issuing Bank pursuant to the provisions of paragraph (e) above proving to have been incorrect, false or misleading in any material respect when so made or deemed to have been made.

         (g) Nothing contained in this Section 2.20 shall require any Lender or Issuing Bank (or any Transferee) or the Administrative Agent or the Collateral Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

         SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority on account of any Lender or Issuing Bank pursuant to
Section 2.20, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or Issuing Bank and the Administrative Agent, require such Lender or Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Banks), which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender or Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or Issuing Bank hereunder (including any amounts under Section 2.14 and Section 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender's or Issuing Bank's claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to
Section 2.20, as the case may be, cease to cause such Lender or Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in
Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or Issuing Bank pursuant to paragraph (b) below), or if such Lender or Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under
Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event, as the case may be, then such Lender or Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.

         (b) If (i) any Lender or Issuing Bank shall request compensation under
Section 2.14, (ii) any Lender or Issuing Bank delivers a notice described in
Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority on account of any Lender or Issuing Bank, pursuant to Section 2.20, then such Lender or Issuing Bank shall use reasonable efforts (which shall not require such Lender or Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section
2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing Bank in connection with any such filing or assignment, delegation and transfer.

         SECTION 2.22. Letters of Credit. (a) General. The Borrower may request the issuance of a Letter of Credit for its own account, in a form reasonably acceptable to the Agents and the applicable Issuing Bank, at any time and from time to time while the Revolving Credit Commitments remain in effect. This Section shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

         (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or telecopy to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. Following receipt of such notice and prior to the issuance of the requested Letter of Credit or the applicable amendment, renewal or extension, the Administrative Agent shall notify the Borrower and the applicable Issuing Bank of the amount of the Aggregate Revolving Credit Exposure after giving effect to
(i) the issuance, amendment, renewal or extension of such Letter of Credit,
(ii) the issuance or expiration of any other Letter of Credit that is to be issued or will expire prior to the requested date of issuance of such Letter of Credit and (iii) the borrowing or repayment of any Revolving Credit Loans that (based upon notices delivered to the Administrative Agent by the Borrower) are to be borrowed or repaid prior to the requested date of issuance of such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension, (A) the L/C Exposure shall not exceed $50,000,000 and (B) the Aggregate Revolving Credit Exposure shall not exceed the lesser of (x) the Total Revolving Credit Commitment and (y) the Revolving Credit Borrowing Base in effect at such time.

         (c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Maturity Date, unless such Letter of Credit expires by its terms on an earlier date.

         (d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender's Applicable Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

         (e) Reimbursement. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than two hours after the Borrower shall have received notice from such Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day.

         (f) Obligations Absolute. The Borrower's obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

                  (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

                 (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

                (iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of

         Credit, any Issuing Bank, the Administrative Agent, the Collateral Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

                (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; and

                 (v) any other act or omission to act or delay of any kind of any Issuing Bank, the Lenders, the Administrative Agent, the Collateral Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower's obligations hereunder.

         Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or wilful misconduct of any Issuing Bank. However, the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank's gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) an Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute wilful misconduct or gross negligence of an Issuing Bank.

         (g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall as promptly as possible give telephonic notification, confirmed by telecopy, to the Administrative Agent and the Borrower of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement. The Administrative Agent shall promptly give each Revolving Credit Lender notice thereof.

         (h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of such Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the

Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Loan.

         (i) Resignation or Removal of an Issuing Bank. An Issuing Bank may resign at any time by giving 180 days' prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Bank, the Administrative Agent and the Lenders. Subject to the next succeeding paragraph, upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii) as evidenced by a certificate of such Issuing Bank setting forth the calculation of such fees in reasonable detail. The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

         (j) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing at least 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to the L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Banks for L/C Disbursements for which they have not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and
(iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing at least 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

                                                                              44
                                   ARTICLE III

                         Representations and Warranties

         The Borrower represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Banks and each of the Lenders that:

         SECTION 3.01. Organization; Powers. The Borrower and each of the Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

         SECTION 3.02. Authorization. The execution, delivery and performance by each Loan Party and Leasco, as applicable, of each of the Loan Documents and the Lease, the borrowings hereunder, the Acquisition and the other transactions contemplated hereby and by the other Loan Documents, the Lease and the Acquisition Agreements (collectively, the "Transactions") (a) have been duly authorized by all requisite corporate and, if required, stockholder action,
(b) will not violate any provision of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary and (c) will not (i) violate (A) any material provision of any law, statute, rule or regulation, (B) any order of any Governmental Authority or (C) any material provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than any Lien created hereunder, under the Security Documents or as permitted by Section 6.02(a)).

         SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

         SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for
(a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office and (b) such as have been made or obtained and are in full force and effect.

         SECTION 3.05. Financial Statements. (a) The Borrower has heretofore furnished to the Lenders (i) the consolidated and combined balance sheets and related statements of income and cash flow for CTR at and for the years ended December 31, 1995 and 1994, and the six months ended June 30, 1996, together with the notes and schedules thereto, which include statements of divisional equity, such financial statements having been audited by and accompanied by the opinion of KPMG Peat Marwick, independent public accountants, and (ii) the internal unaudited consolidated and combined statements of income for CTR for the months ended July 31, 1996 and 1995, and August 31, 1996 and 1995. Such financial statements (including the notes and schedules thereto) present fairly the results of operations and, in the case of the financial statements referred to in clause
(i), the financial condition and cash flows, of CTR for such periods and at such dates. The balance sheets (including the notes and schedules thereto) referred to in clause (i) disclose all material liabilities, direct or contingent, of CTR at the dates thereof. Such financial statements referred to in clause (i) were prepared in accordance with GAAP applied on a consistent basis.

         (b) The Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet as of the Closing Date, prepared giving effect to the Transactions as if they had occurred on such date. Such pro forma balance sheet has been prepared in good faith by the Borrower utilizing due care, based on assumptions substantially similar to those used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Borrower on the date hereof and on the Closing Date to be reasonable), is based on the Statement of Net Book Assets (as defined in the Purchase Agreement) delivered by the Seller to the Borrower pursuant to Section 2.5(a) of the Purchase Agreement, accurately reflects all adjustments required to be made to give effect to the Transactions and, based on such Statement of Net Book Assets, presents fairly on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of the Closing Date, assuming that the Transactions had actually occurred on such date.

         SECTION 3.06. No Material Adverse Change. There has been no material adverse change in the business, assets, operations, prospects, condition, financial or otherwise, or material agreements of the Borrower and the Subsidiaries, taken as a whole, since June 30, 1996.

         SECTION 3.07. Title to Properties; Possession Under Leases. (a) The Borrower and each of the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except (i) for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes (ii) that Vehicles covered by the Vehicle Title Nominee Agreement are titled in the name of the Seller and (iii) as set forth on
Schedule 3.07. Leasco enjoys beneficial ownership of all such Vehicles titled in the name of the Seller pursuant to the Vehicle Title Nominee Agreement. All material properties and assets of the Borrower and the Subsidiaries are free and clear of Liens, other than Permitted Liens.

         (b) The Borrower and each of the Subsidiaries has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect, except as set forth on Schedule 3.07. The Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

         SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of the Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens. As of the Closing Date, the Borrower has no direct or indirect Foreign Subsidiaries.

         SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any

Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

         (b) Neither the Borrower nor any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

         SECTION 3.10. Agreements. (a) Neither the Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

         (b) Neither the Borrower nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

         SECTION 3.11. Federal Reserve Regulations. (a) Neither the Borrower nor any of the Subsidiar- ies is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

         (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation G, U or X.

         SECTION 3.12. Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

         SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in the preamble to this Agreement.

         SECTION 3.14. Tax Returns. Each of the Borrower and the Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.

         SECTION 3.15. No Material Misstatements. None of the Confidential Information Memorandum nor any other information, report, financial statement, exhibit or schedule furnished in writing by or on behalf of the Borrower to the Administrative Agent, the Collateral Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (collectively, "information") contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading, provided that (a) the statements therein describing documents and agreements are summaries only and as such are qualified in their entirety by reference to such documents and agreements, (b) as to information therein that is specified as having been supplied by persons other than the Borrower or an Affiliate of the Borrower, the foregoing representation is limited to the knowledge of the Borrower, (c) to the extent any such information was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information and (d) to the extent any such information was subsequently replaced, prior to the date hereof, by other information expressly correcting such earlier information (and either the Administrative Agent or the Collateral Agent was expressly informed by or on behalf of the Borrower that such other information was correcting such earlier information), the foregoing representation does not apply to such earlier information.

         SECTION 3.16. Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to Plans and Multiemployer Plans. Neither the Borrower nor any of its ERISA Affiliates maintains or contributes to or is or has within the past five years been required to maintain or contribute to a Plan or a Multiemployer Plan.

         SECTION 3.17. Environmental Matters. Except as set forth in
Schedule 3.17:

         (a) The properties owned or operated by the Borrower and the Subsidiaries (the "Properties") do not contain any Hazardous Materials in amounts or concentrations which (i) constitute or constituted a violation of,
(ii) require Remedial Action under, or (iii) could give rise to liability under, Environmental Laws, which violations, Remedial Actions and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

         (b) The Properties and all operations of the Borrower and the Subsidiaries are in compliance, and in the last five years have been in compliance, with all Environmental Laws and all necessary Environmental Permits have been obtained and are in effect, except to the extent that such non-compliance or failure to obtain any necessary permits, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

         (c) There have been no Releases or threatened Releases at or from the Properties or otherwise in connection with the operations of the Borrower or the Subsidiaries, which Releases or threatened Releases, in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

         (d) Neither the Borrower nor any of the Subsidiaries has received any notice of an Environmental Claim in connection with the Properties or the operations of the Borrower or the Subsidiaries or with regard to any person whose liabilities for environmental matters the Borrower or the Subsidiaries has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, which, in the aggregate, could reasonably be expected to result in a Material Adverse Effect, nor do the Borrower or the Subsidiaries have reason to believe that any such notice will be received or is being threatened; and

         (e) Hazardous Materials have not been transported from the Properties in connection with the operations of the Borrower or the Subsidiaries or in connection with the operations of any person for which the Borrower or the Subsidiaries retained or assumed any liability, contractually, by operation of law or otherwise, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in a manner that could give rise to liability under any Environmental Law, nor have the Borrower or the Subsidiaries retained or assumed any liability, contractually, by operation of law or otherwise, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which transportation, generation, treatment, storage or disposal, or retained or assumed liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

         SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by or for the Borrower or any Subsidiary as of the date hereof and the Closing Date. As of each such date, such insurance is in full force and effect and all premiums due and payable on the Closing Date have been duly paid. The Borrower and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

         SECTION 3.19. Security Documents. (a) The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and, when the Collateral is delivered to the Collateral Agent, the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other person.

         (b) The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, when financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than the Intellectual Property, as defined in the Security Agreement), in each case prior and superior in right to any other person, other than with respect to any Permitted Liens.

         (c) When the Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in the Security Agreement), in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the grantors after the date hereof).

         SECTION 3.20. Location of Leased Premises; No Real Property. Schedule
3.20 lists completely and correctly as of the Closing Date all real property leased by the Borrower or any of the Subsidiaries and the addresses thereof. Neither the Borrower nor any of the Subsidiaries owns any real property as of the Closing Date.

         SECTION 3.21. Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

         SECTION 3.22. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan made on the Closing Date and after giving effect to the application of the proceeds of such Loans, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;
(iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

         SECTION 3.23. Lease; Acquisition Agreements. The Lease has been duly executed and delivered by each of the Borrower and Leasco and constitutes, and each of the Acquisition Agreements when executed and delivered by the parties thereto on or prior to the Closing Date will constitute, a legal, valid and binding obligation of each such party enforceable against each such party in accordance with its terms.

                                  ARTICLE IV

                             Conditions of Lending

         The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

         SECTION 4.01. All Credit Events. On the date of each Borrowing, including on the date of each issuance of a Letter of Credit (each such event being called a "Credit Event"):

         (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.22(b).

         (b) Except in the case of a Borrowing that does not increase the aggregate principal amount of Loans outstanding of any Lender, the representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Credit Event (including, with respect to Borrowings on the Closing Date, after giving effect to the Acquisition) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

         (c) The Borrower and each other Loan Party shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.

         Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) (except as aforesaid) and (c) of this Section 4.01.

         SECTION 4.02. First Credit Event. On the Closing Date:

         (a) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and the Issuing Banks, the favorable written opinions (or, in the case of Exhibit H-3, the written memorandum) of Willkie Farr & Gallagher, counsel for the Borrower, substantially to the effect set forth in Exhibits H-1, H-2 and H-3, in each case (i) dated the Closing Date,
(ii) addressed to the Issuing Banks, the Administrative Agent, the Collateral Agent, and the Lenders and (iii) covering such other matters relating to the Loan Documents, the Lease and the Transactions as the Administrative Agent or the Collateral Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions and memorandum.

         (b) All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be satisfactory to the Lenders, to the Issuing Banks and to Cravath, Swaine & Moore, counsel for the Administrative Agent and the Collateral Agent.

         (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party and Leasco, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party and Leasco as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party and Leasco dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party or Leasco, as applicable, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party or Leasco, as applicable, authorizing the execution, delivery and performance of the Loan Documents and the Lease to the extent each is a party thereto and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party or Leasco, as applicable, have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document, the Lease or any other document delivered in connection herewith on behalf of such Loan Party or Leasco, as applicable; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders, the Issuing Banks or Cravath, Swaine & Moore, counsel for the Administrative Agent and the Collateral Agent, may reasonably request.

         (d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of
Section 4.01.

         (e) The Administrative Agent (and the Collateral Agent in the case of the portion of the Agents' Fees payable to the Collateral Agent) shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

         (f) The Pledge Agreement shall have been duly executed by the Loan Parties parties thereto, shall have been delivered to the Collateral Agent and shall be in full force and effect, and all the outstanding capital stock of the Borrower and the Subsidiaries shall have been duly and validly pledged thereunder to the Collateral Agent for the ratable benefit of the Secured Parties and certificates representing such shares, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the Collateral Agent.

         (g) The Security Agreement shall have been duly executed by the Loan Parties parties thereto, shall have been delivered to the Collateral Agent and shall be in full force and effect on such date and each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Secured Parties a valid, legal and perfected first-priority security interest in and lien on the Collateral (subject to any Permitted Lien) described in such agreement shall have been delivered to the Collateral Agent.

         (h) The Collateral Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) in which the chief executive office of each such person is located, any offices of such persons in which records have been kept relating to Accounts and the other jurisdictions in which Uniform Commercial Code filings (or equivalent filings) are to be made pursuant to the preceding paragraph, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section
6.02 or have been released.

         (i) The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrower.

         (j) The Guarantee Agreement shall have been duly executed by the Loan Parties parties thereto, shall have been delivered to the Collateral Agent and shall be in full force and effect.

         (k) The Indemnity, Subrogation and Contribution Agreement shall have been duly executed by the Loan Parties parties thereto, shall have been delivered to the Collateral Agent and shall be in full force and effect.

         (l) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section
5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a "standard" or "New York" lender's loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance reasonably satisfactory to the Collateral Agent.

         (m) The Acquisition shall have been consummated or shall be consummated simultaneously with or immediately following the first Credit Event in accordance with applicable law, in accordance with the Purchase Agreement and the other Acquisition Agreements (without giving effect to any waiver of any material condition set forth in, or any material amendment, supplement or other modification to, the Purchase Agreement or the other Acquisition Agreements not approved by the Lenders) and on other terms reasonably satisfactory to the Lenders, and the Lenders shall be satisfied that
(i) no material adverse change has occurred since the date hereof with respect to the capitalization, structure and equity ownership of the Borrower and the Subsidiaries after giving effect to the Transactions, (ii) the aggregate amount of Transaction Costs shall not exceed $27,500,000 and (iii) the current liabilities of CTR being assumed by the Borrower and the Subsidiaries in connection with the Acquisition will not exceed the current assets of CTR being acquired by the Borrower and the Subsidiaries in connection with the Acquisition.

         (n) Prior to or simultaneously with the first Credit Event, the Capital Contributions shall have been made, in exchange for the issuance to the Investors of all the issued and outstanding capital stock of the Borrower.

         (o) The Borrower shall have received not less than $100,000,000 in gross cash proceeds from the borrowings under the Subordinated Facility. The terms and conditions of the Subordinated Facility (including terms and conditions relating to the interest rate, fees, amortization, maturity, subordination, covenants, events of default and remedies) shall be reasonably satisfactory in all respects to the Lenders.

         (p) After giving effect to the Transactions, the Borrower and the Subsidiaries shall have outstanding no Indebtedness for borrowed money or preferred stock other than (i) Indebtedness under the Loan Documents, (ii) loans under the Subordinated Facility and (iii) other Indebtedness permitted under
Section 6.01, the terms and conditions of which (including terms and conditions relating to the interest rate, fees, amortization, maturity, subordination, covenants, events of default and remedies) shall be satisfactory in all respects to the Lenders.

         (q) The Administrative Agent shall be reasonably satisfied as to the amount and nature of any environmental and employee health and safety exposures to which the Borrower and the Subsidiaries may be subject after giving effect to the Transactions, and with the plans of the Borrower with respect thereto.

         (r) The Lenders shall be reasonably satisfied in all respects with the tax position and the contingent tax and other liabilities of, and with any tax sharing agreements among, the Borrower and the Subsidiaries after giving effect to the Transactions, and with the plans of the Borrower with respect thereto.

         (s) The Agents shall be reasonably satisfied with the results of an examination of the Borrowing Base, and the auditing systems and controls with respect thereto, after giving effect to the Transactions.

         (t) The Collateral Agent shall have received (i) a Certificate in the form of Exhibit J (a "Borrowing Base Certificate") showing the Borrowing Base as of the Closing Date (giving pro forma effect to the Transactions), such Certificate to be certified as complete and correct on behalf of the Borrower by a Financial Officer of the Borrower, and (ii) such supporting documentation and additional reports with respect to the Borrowing Base as the Collateral Agent shall reasonably request.

         (u) The Lenders shall have received a solvency letter from Houlihan, Lokey, Howard & Zukin, Inc., in form and substance reasonably satisfactory to the Agents, together with such other evidence reasonably requested by the Lenders, with respect to the solvency of the Borrower and the Subsidiaries on a consolidated basis after giving effect to the Transactions.

         (v) The Lenders shall have received a written certification of a Financial Officer of the Borrower as to the amount of the Consolidated EBITDA of CTR for the period beginning July 1, 1996, and ending on the last day of the month immediately preceding the Closing Date, which such amount shall not be materially inconsistent with the forecast for such period prepared by the Borrower and contained in the Confidential Information Memorandum.

         (w) The consummation of the Transactions shall not (i) violate any applicable law, statute, rule or regulation or (ii) conflict with, or result in a default or event of default under, any material agreement of the Borrower or any of the Subsidiaries.

         (x) The Agents shall be reasonably satisfied with the Vehicle Title Nominee Agreement and the Stockholders' Agreement (the Agents acknowledging that the most recent draft of each such agreement made available to their counsel is satisfactory), and the other Acquisition Agreements (other than the Purchase Agreement) shall have been executed and delivered in the form attached to the Purchase Agreement.

         (y) The Collateral Agent shall have received evidence, in form and substance reasonably satisfactory to it, that on or prior to the Closing Date, Leasco has been adequately capitalized, and that Leasco has established a schedule and a process to retitle all the Vehicles from the name of the Seller to its name prior to the first anniversary of the Closing Date.

                                   ARTICLE V

                             Affirmative Covenants

         The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

         SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under
Section 6.05.

         (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated (or in any manner reasonably incidental thereto); comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

         SECTION 5.02. Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

         (b) Cause all such policies of the Borrower and the Loan Parties to be endorsed or otherwise amended to include a "standard" or "New York" lender's loss payable endorsement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the other Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that none of the Borrower, the Administrative Agent, the Collateral Agent or any other party shall be a coinsurer thereunder and to contain a "Replacement Cost Endorsement", without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such certificates of insurance to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days' prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days' prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

         (c) Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by the Borrower; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

         (d) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

                           (i) none of the Administrative Agent, the Collateral
                  Agent, the Lenders, the Issuing Bank or their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Borrower and the other Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and
                  (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower hereby agrees, to the extent permitted by law, to waive its, and to cause each of the Subsidiaries to waive its, right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank and their agents and employees; and

                          (ii) the designation of any form, type or amount of
                  insurance coverage by the Administrative Agent, the Collateral Agent or the Required Lenders under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties and the Administrative Agent, the Collateral Agent and the Required Lenders shall have the right from time to time to require the Borrower and the other Loan Parties to keep other insurance in such form and amount as the Administrative Agent, the Collateral Agent or the Required Lenders may reasonably request, provided that such insurance shall be obtainable on commercially reasonable terms.

         SECTION 5.03. Obligations and Taxes. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.

         SECTION 5.04. Financial Statements, Reports, etc. Furnish to the
                       Agents:

                  (a) within 90 days after the end of each fiscal year, the consolidated and combined balance sheet and related statements of income, stockholders' equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by Coopers & Lybrand LLP or other independent public accountants of recognized national standing acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, however, that such financial statements will contain footnotes or other information to the effect that: (i) Leasco's business consists of the purchase and lease of vehicles; and (ii) Leasco is a separate corporate entity with its own separate creditors which, upon liquidation of Leasco, will be entitled to be satisfied out of Leasco's assets prior to any value in Leasco becoming available to Leasco's equity holders;

                  (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or, in the case of the fiscal quarter ended March 31, 1997, within 50 days after such date), the consolidated and combined balance sheet and related statements of income, stockholders' equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

                  (c) within 20 days after the end of each of the first two months of each fiscal quarter, the consolidated and combined balance sheet and related statements of income, stockholders' equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such month and the results of its operations and the operations of such Subsidiaries during such month and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

                  (d) concurrently with any delivery of financial statements under sub-paragraph (a), (b) or (c) above, a certificate of the accounting firm or Financial Officer opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) with respect to the financial statements delivered under sub-paragraph (a) or (b) above, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating whether or not there has been compliance with the covenants contained in Sections 6.11 through 6.15;

                  (e) within 12 days after the end of each calendar month (i) a Borrowing Base Certificate showing the Borrowing Base as of the close of business on the last day of such calendar month, each such Certificate to be certified as complete and correct on behalf of the Borrower by a Financial Officer of the Borrower, and (ii) such supporting documentation and additional reports with respect to the Borrowing Base as the Collateral Agent shall reasonably request;

                  (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

                  (g) the additional historical financial statements and other information concerning CTR referred to in Section 6.14 of the Purchase Agreement within five days after the Borrower has received such financial statements and other information from the Seller; and

                  (h) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document or the Lease, as the Administrative Agent, the Collateral Agent or any Lender may reasonably request.

         SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender prompt written notice of the following:

                  (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

                  (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any of its Affiliates that could reasonably be expected to result in a Material Adverse Effect; and

                  (c) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect (such notice to be provided promptly upon any Responsible Officer of the Borrower becoming aware of any such development).

         SECTION 5.06. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to Plans and Multiemployer Plans and (b) furnish to the Administrative Agent (i) as soon as possible after, and in any event within 10 days after any Responsible Officer of the Borrower or any of its ERISA Affiliates knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in a Material Adverse Effect, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto.

         SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party and Leasco will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, the Collateral Agent or any Lender to visit and inspect the financial records and the properties of the Borrower or any Subsidiary (including such records and properties as relate to the Borrowing Base and the assets included therein) at reasonable times, upon reasonable notice and as often as reasonably requested and at the Borrower's expense if a Default or Event of Default shall have occurred and be continuing and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent, the Collateral Agent or any Lender to discuss the affairs, finances and condition of the Borrower or any Subsidiary (including as such matters relate to the Borrowing Base and the assets included therein) with the officers thereof and independent accountants therefor, provided that the business of the Borrower and the Subsidiaries shall not be unreasonably disrupted by any such visit and inspection.

         SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in the preamble to this Agreement.

         SECTION 5.09. Compliance with Environmental Laws. Comply, and cause, to the best of its ability, all lessees and other persons occupying its Properties to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Properties; obtain and renew all material Environmental Permits necessary for its operations and Properties; and conduct any Remedial Action in accordance with Environmental Laws; provided, however, that neither the Borrower nor any of the Subsidiaries shall be required to undertake any Remedial Action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

         SECTION 5.10. Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or 5.09 shall have occurred and be continuing, at the request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense
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                                                                              58

of the Borrower, an environmental site assessment report for the Properties which are the subject of such default prepared by an environmental consulting firm acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Remedial Action in connection with such Properties.

         SECTION 5.11. Audits. (a) From time to time upon reasonable notice from the Collateral Agent or the Required Lenders, permit the Collateral Agent or the Lenders or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Collateral Agent or the Lenders to conduct evaluations and appraisals of (i) the Borrower's practices in the computation of the Borrowing Base, (ii) the assets included in the Borrowing Base and (iii) the monitoring systems (computer and otherwise) and financial records relating to the Borrowing Base and such assets, and pay the reasonable fees and expenses of such professionals, provided that (A) so long as no Default or Event of Default shall have occurred and be continuing, there shall be no more than one such evaluation and appraisal by any of the Collateral Agent or such Lenders or professionals in any fiscal quarter of the Borrower and (B) the business of the Borrower and the Subsidiaries shall not be unreasonably disrupted by any such evaluation and appraisal.

         (b) In connection with any evaluation and appraisal relating to the computation of the Borrowing Base, agree to maintain such additional reserves (for purposes of computing the Borrowing Base) in respect of the assets specified in clauses (a) through (f) of the definition of the term "Borrowing Base" and make such other adjustments to its parameters for including such assets in the calculation of the Borrowing Base as the Collateral Agent or the Required Lenders shall in good faith and in the exercise of its or their reasonable judgement require based upon the results of such evaluation and appraisal and after taking into account any other changes previously made with respect to the calculation of the Borrowing Base.

         SECTION 5.12. Interest Rate Protection. As promptly as practicable, and in any event within 90 days after the Closing Date (or, with respect to any portion of the aggregate principal amount of the Subordinated Notes that exceeds the aggregate principal amount of the Subordinated Facility, within 30 days after the issuance of the Subordinated Notes), enter into with one or more persons that are at the time Lenders (or Affiliates of Lenders), and for a period of two and one-half years from the Closing Date maintain at all times in full force and effect, Interest Rate Protection Agreements or fixed-rate securities or loans at rates, on terms and in form reasonably satisfactory to the Agents to set at fixed rates the interest cost to the Borrower with respect to at least 50% of the sum of (a) the outstanding principal amount of the Term Loans and (b) the outstanding principal amount of the Subordinated Facility or the Subordinated Notes, as the case may be.

         SECTION 5.13. Consents of Lessors. Use its reasonable efforts to obtain within 60 days following the Closing Date estoppel certificates or similar agreements reasonably satisfactory to the Collateral Agent executed by the lessors of all Properties.

         SECTION 5.14. Securitization. As soon as practicable after the Closing Date, use its best efforts (a) to prepay all outstanding Term Loans, together with accrued interest thereon to but excluding the date of prepayment, and
(b) to permanently reduce the Revolving Credit Commitments to $75,000,000 and, in connection therewith, prepay Revolving Loans and replace or cash collateralize Letters of Credit as required by Section 2.13(a) (collectively, the "Securitization Prepayments"), in each case with the proceeds of a structured financing (the "Securitization") consisting of a securitization of the rental Vehicles owned by Leasco (funded by the issuance of highly rated commercial paper, medium-term notes or other forms of borrowing). Upon consummation of the Securitization and the making of the related Securitization

Prepayments, the sum of the amount of (a) cash and Permitted Investments then held by the Borrower and its wholly owned Subsidiaries and (b) the unused availability under the Revolving Credit Facility (after giving effect to the then-applicable Borrowing Base and the Revolving Credit Borrowings remaining outstanding after the Securitization Prepayments) and under the Securitization, shall be not less than $25,000,000. The Borrowing Base will be reduced upon consummation of the Securitization as set forth in the last sentence of the definition thereof and, in connection with such reduction in the Borrowing Base, the Borrower shall make any mandatory prepayments required by the terms of
Section 2.13(b). The Borrower will be responsible for all fees and expenses in connection with the Securitization. The Borrower shall consummate the Securitization only if the Securitization Prepayments shall be made concurrently therewith and the Borrower shall have complied with the other terms set forth in this Section and elsewhere in this Agreement.

         SECTION 5.15. Vehicle Fleet. (a) Leasco Distribution. Use its best efforts to cause Leasco to dividend (or, in the event such dividends cannot lawfully be made in accordance with applicable law, to lend or otherwise advance (to the extent lawful to so lend or advance), subject to Section 6.04(b)) to the Borrower all monies and other funds held by Leasco that do not need to be retained by Leasco with respect to the ownership or acquisition of Vehicles, debt service owed under the Securitization or the satisfaction of any other obligations of Leasco reasonably relating thereto.

         (b) Ordinary Course Retitling. Retitle the Vehicles covered by the Vehicle Title Nominee Agreement from the name of the Seller to Leasco, any other wholly owned Subsidiary of the Borrower or the Borrower in the ordinary course of business and in any event not later than, subject to paragraph (c) below, the earlier of (i) one year after the Closing Date and (ii) the last day under the Vehicle Title Nominee Agreement by which such Vehicles must be so retitled (such last day being, as of the Closing Date, six months after the Closing Date).

         (c) Retitling Upon Ratings Downgrade. If at any time prior to the consummation of the Securitization the long-term, non-credit-enhanced senior unsecured indebtedness of the Seller Parent is rated less than either BBB by Standard & Poor's Ratings Service or BAA2 by Moody's Investors Service, Inc., then, at the request of the Agents or the Required Lenders, cause Leasco to transfer the title to any Vehicle covered by the Vehicle Title Nominee Agreement from the name of the Seller to the name of Leasco within 30 days of such request (or, if such transfer cannot be completed within such 30-day period, cause Leasco to deliver to the Collateral Agent within such 30-day period fully completed and executed documentation sufficient to cause any such Vehicle to be so transferred, subject only to customary governmental filing and processing requirements).

         (d) Guarantee; Security Interest. If the Securitization is not consummated by the Step-Up Date, then at any time thereafter, upon the request of the Agents or the Required Lenders made prior to consummation of the Securitization, (i) cause Leasco to (A) execute the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement and each applicable Security Document in favor of the Collateral Agent and (B) acknowledge in a writing satisfactory to the Collateral Agent that the reference to "Citicorp, U.S.A., Inc. or its successors or assigns, as collateral agent" on the titles to all Vehicles owned by Leasco is a reference to the Collateral Agent on behalf of the Secured Parties and (ii) otherwise comply with the terms of Section 5.16 with respect to the foregoing.

         (e)  Non-Securitization Vehicles.  Any Vehicles owned by Leasco that are not utilized in the Securitization shall be transferred by Leasco to the Borrower or another Subsidiary at the time the
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                                                                              60

Securitization is consummated (it being understood that, on and after such transfer, such Vehicles shall constitute Collateral).

         (f) Leasco Affairs. Cause Leasco to conduct its affairs strictly in accordance with, and to otherwise comply with, its certificate of incorporation and by-laws.

         SECTION 5.16. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. The Borrower will cause any subsequently acquired or organized Domestic Subsidiary (or, to the extent no adverse tax consequences to the Borrower or any Subsidiary would result, Foreign Subsidiary) to execute the Guarantee Agreement, the Indemnity Subrogation and Contribution Agreement and each applicable Security Document in favor of the Collateral Agent. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties (other than the Vehicles owned by Leasco, except as set forth in Section 5.15(d)) as the Administrative Agent, the Collateral Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Borrower and the Subsidiaries (including properties acquired subsequent to the Closing Date), other than such Vehicles, except as set forth in Section 5.15(d)). Such security interests and Liens will be created under the Security Documents and other security agreements and other instruments and documents in form and substance satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section. The Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

                                  ARTICLE VI

                              Negative Covenants

         The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of the Subsidiaries to:

         SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

                  (a) in the case of the Borrower, Indebtedness for borrowed money existing on the date hereof and set forth in Schedule 6.01, including the Subordinated Facility or any Exchange Notes issuable pursuant to the terms of the Subordinated Facility as in effect on the date hereof;
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                                                                              61

                  (b) Indebtedness of the Borrower the net proceeds of which are used substantially concurrently to refinance Indebtedness described in clause (a) so long as (i) such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced plus the amount of any premiums required to be paid thereon and fees and expenses associated therewith (provided that the aggregate principal amount of any Subordinated Notes issued to refinance the Subordinated Facility may exceed the aggregate principal amount of the Subordinated Facility),
         (ii) such Indebtedness has a later or equal final maturity and a longer or equal weighted average life than the Indebtedness being refinanced,
         (iii) the interest rate applicable to such Indebtedness shall be a market interest rate (as determined in good faith by the Board of Directors of the Borrower) as of the time of the incurrence thereof and
         (iv) each of the covenants, events of default and other provisions thereof (including any Guarantees thereof and, if the Indebtedness being refinanced is subordinated, the subordination provisions thereof) shall be no less favorable to the Lenders than those contained in the Indebtedness being refinanced unless each of such provisions is approved in writing by the Required Lenders;

                  (c) Indebtedness created hereunder and under the other Loan Documents;

                  (d) in the case of Leasco, Indebtedness created under the Securitization, provided that the Securitization Prepayments shall have been made in full concurrently therewith and the other terms of Section
         5.14 and elsewhere in this Agreement shall have been complied with;

                  (e) in the case of the Borrower and the Subsidiaries, intercompany loans and advances permitted by Section 6.04(b);

                  (f) in the case of the Borrower and the Subsidiaries, Indebtedness consisting of purchase money Indebtedness or Capital Lease Obligations incurred in the ordinary course of business after the Closing Date to finance Capital Expenditures, provided that (i) a description of the assets financed thereby shall have been furnished to the Administrative Agent for any assets for which the purchase price is greater than $500,000, (ii) the Indebtedness incurred shall not exceed 85% of the purchase price of the assets financed thereby and (iii) the aggregate principal amount of any Indebtedness or Capital Lease Obligations incurred pursuant to this paragraph (f) outstanding at any time shall not exceed $10,000,000;

                  (g) in the case of the Borrower, Indebtedness pursuant to Interest Rate Protection Agreements, the effect of which shall be to set at fixed rates the interest cost to the Borrower with respect to up to 100% of the sum of (i) the outstanding principal amount of the Term Loans and (ii) the outstanding principal amount of the Subordinated Facility or the Subordinated Notes, as the case may be, in each case in form, on terms and with parties reasonably satisfactory to the Administrative Agent;

                  (h) in the case of the Borrower and the Subsidiaries, Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations and trade letters of credit, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, provided that the issuance or existence of any such trade letter of credit shall not extend or otherwise improve the payment terms of the underlying obligations to which such letter of credit relates beyond the terms that would have otherwise been granted had such letter of credit not been issued or existed; and

                  (i) in the case of the Borrower and the Subsidiaries (other than Leasco, unless, after the Step-Up Date, Leasco shall have, pursuant to Section 5.15(d), executed the Security Agreement in favor of the Collateral Agent), unsecured Indebtedness in addition to that permitted by clauses (a) through (h) above in an aggregate principal amount not to exceed $5,000,000 at any time outstanding, so long as such Indebtedness is created under agreements or instruments imposing covenants on the Borrower and the Subsidiaries no less favorable to them than the covenants imposed under this Agreement.

         SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (each of the following, a "Permitted Lien"):

                  (a) Liens on property or assets of the Borrower and the Subsidiaries existing on the date hereof and set forth in Schedule 6.02 (including, subject to Section 5.15(b), the nominee interest of the Seller pursuant to the Vehicle Title Nominee Agreement in the Vehicles covered thereby), provided that such Liens shall secure only those obligations which they secure on the date hereof;

                  (b) any Lien created under the Loan Documents;

                  (c) any Lien created under the Securitization on Vehicles owned by Leasco, provided that the proviso to Section 6.01(d) shall have been satisfied;

                  (d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary, provided that
         (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such property or asset is not acquired by the Borrower or such Subsidiary in connection with the Acquisition;

                  (e) Liens for taxes, assessments or governmental charges not yet due and payable or which are being contested in compliance with
         Section 5.03;

                  (f) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due yet and payable or which are being contested in compliance with Section 5.03;

                  (g) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

                  (h) pledges and deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                  (i) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially impair the current use or value of the property subject thereto;

                  (j) purchase money security interests in real property, improvements thereto or equipment (including Vehicles) hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary, provided that (i) such security interests secure Indebtedness permitted by Section 6.01(f), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 85% of the lesser of the cost and the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and
         (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;

                  (k) Liens arising out of judgments or awards (other than any judgment that is described in clause (i) of Article VII and constitutes an Event of Default thereunder) in respect of which the Borrower shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided that the Borrower shall have set aside on its books adequate reserves, in accordance with GAAP, with respect to such judgment or award; and

                  (l) Liens to secure Capital Lease Obligations permitted by
         Section 6.01(f), provided that such Liens (i) do not extend to any other property or assets of the Borrower or any Subsidiary and (ii) do not interfere with the business of the Borrower and the Subsidiaries in any material respect.

         SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, provided that the Borrower and the Subsidiaries may enter into any such transaction to the extent the Capital Lease Obligation and Liens associated therewith would be permitted by Sections 6.01(f) and 6.02(l), respectively.

         SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:

                  (a) investments existing on the date hereof by the Borrower in the capital stock of the Subsidiaries;

                  (b) investments, loans or advances made by the Borrower or any of its wholly owned Subsidiaries in or to the Borrower or any other such wholly owned Subsidiary, provided in each case that (i) any such loans or advances that, individually or in the aggregate, are in excess of $100,000, shall be evidenced by a promissory note pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement (other than any such loans or advances made by Leasco to the Borrower pursuant to the Borrower's obligations under Section 5.15(a), except, after the Step-Up Date, if required as provided in
         Section 5.15(d)) and (ii) any such loans or advances shall be subordinated to the prior payment in full of the Obligations on terms reasonably satisfactory to the Administrative Agent;

                  (c) Permitted Investments;

                  (d) loans or advances to employees and officers of the Borrower or any Subsidiary in the ordinary course of business in an aggregate amount to any single employee or officer not in excess of $100,000 (or, if and to the extent such loans or advances shall be used by such employee or officer for relocation expenses, $250,000) and in an aggregate amount for all employees and officers of the Borrower and the Subsidiaries not in excess of $1,250,000 at any one time outstanding;

                  (e) the capital stock of (or partnership interest in) any subsidiary formed after the date hereof by the Borrower, provided that
         (i) such capital stock (or partnership interest) is pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement and (ii) the Borrower and such subsidiary comply with the provisions of Section 5.16;

                  (f) the acquisition by the Borrower of capital stock of the Borrower owned by Management Investors or directors of the Borrower or any Subsidiary upon the termination, death, disability or retirement of any such Management Investor or director and in accordance with the terms of any Option Plan under which such capital stock was issued, in aggregate amounts not exceeding (i) $500,000 in any fiscal year or
         (ii) $2,500,000 in the aggregate during the term of this Agreement, provided that, in each case, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

                  (g) investments arising from transactions by the Borrower or any of the Subsidiaries with customers or suppliers in the ordinary course of business, including endorsements of negotiable instruments, debt obligations and other investments received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers, arising in the ordinary course of business and in the exercise of the reasonable business judgment of the Borrower or such Subsidiary.

         SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired) or any capital stock of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that (a) the Borrower and any Subsidiary may sell Permitted Investments for cash at fair market value, (b) the Borrower and any Subsidiary may purchase and sell inventory and Vehicles in the ordinary course of business (subject, in the case of Vehicles, to Section 6.18), (c) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) any wholly owned Subsidiary of the Borrower may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation and (ii) any wholly owned Subsidiary of the Borrower may merge into or consolidate with any other wholly owned Subsidiary of the Borrower that is a Domestic Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary of the Borrower that is a Domestic Subsidiary and no person other than the Borrower or a wholly owned Subsidiary of the Borrower that is a Domestic Subsidiary receives any consideration and (d) Leasco may lease Vehicles to the Borrower pursuant to the terms of the Lease.

         SECTION 6.06. Dividends and Distributions; Restrictions on Ability of Subsidiaries to Pay Dividends. (a) Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of any class of its capital stock or set aside any amount for any such purpose; provided, however, that (i) any Subsidiary may declare and pay dividends or make other distributions to the Borrower, (ii) the Borrower may declare and pay dividends solely in shares of common stock of the Borrower and
(iii) the Borrower may redeem, purchase, retire or otherwise acquire its capital stock to the extent permitted by Section 6.04(f) (with, for purposes of the dollar limitations in Section 6.04(f), transactions pursuant to this clause
(iii) being aggregated with transactions pursuant to Section 6.04(f)).

         (b) Permit its subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such subsidiary to (i) pay any dividends or make any other distributions on its capital stock or any other interest or (ii) make or repay any loans or advances to the Borrower or the parent of such subsidiary, other than, in the case of Leasco, (A) as set forth on the date hereof in paragraph (b) of Article Fourth and paragraph (b)(vii) of Article Tenth of its certificate of incorporation or (B) as required under the definitive credit documentation for the Securitization.

         SECTION 6.07. Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions no less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties; provided, however, that (a) management fees may be paid to Questor Management in accordance with the terms of the Management Agreement in an aggregate amount of up to $212,500 in any quarter of any fiscal year (or, in the case of the fiscal year ending December 31, 1996, in an aggregate amount for such year of up to the product of (i) $212,500 times (ii) the product of (A) the number of days in the period from and including the Closing Date to and including December 31, 1996, divided by (B) 91), unless (x) a Default or Event of Default shall have occurred and be continuing or would result therefrom, in which event no more than 50% of such aggregate amount may be paid to Questor Management in any such period, or
(y) a Change of Control shall have occurred, in which event no such amount may be paid to Questor Management (unless, in the case of this clause (y), otherwise permitted by this Section 6.07), and (b) fees may be paid to Jay Alix & Associates, Inc. in accordance with the terms of the Letter Agreement.

         SECTION 6.08. Business of Borrower and Subsidiaries. In the case of each of the Borrower and the Subsidiaries, engage at any time in any business or business activity other than the business currently conducted by it (after giving effect to the consummation of the Transactions) and business activities reasonably incidental thereto.

         SECTION 6.09. Other Indebtedness and Agreements. (a)(i) Make any distribution, whether in cash, property, securities or a combination thereof, other than scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions) or the issuance of any Exchange Notes pursuant to the terms of the Subordinated Facility as in effect on the date hereof, in respect of, or pay, or offer or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any of the Subordinated Facility or the Subordinated Notes, as the case may be, or any other Indebtedness for borrowed money of the Borrower or any Subsidiary, (ii) make any payment or prepayment of any such Indebtedness that would violate the terms of this Agreement or of such Indebtedness, any agreement, indenture, instrument or other document evidencing, relating to or securing the payment or performance of such Indebtedness or any subordination agreement or provision applicable to such Indebtedness or (iii) pay in cash any amount in respect of such Indebtedness that may at the Borrower's or such Subsidiary's option be paid in kind thereunder, other than
(A) Indebtedness under this Agreement and (B) any refinancing of Indebtedness to the extent permitted by Section 6.01(b).

         (b) Permit any waiver, supplement, modification, amendment, termination or release of any agreement, indenture, instrument or other document pursuant to which any Indebtedness or preferred stock of the Borrower or any Subsidiary is outstanding in an aggregate principal amount in excess of $500,000, to the extent that any such waiver, supplement, modification, amendment, termination or release would be adverse to the Lenders in any material respect.

         (c) Permit any waiver, supplement, modification, amendment, termination or release of (i) the certificate of incorporation or by-laws of the Borrower or any Subsidiary or (ii) the Purchase Agreement, any other Acquisition Agreement, the Management Agreement, the Letter Agreement or the Lease, in each case to the extent that any such waiver, supplement, modification, amendment, termination or release would be adverse to the Lenders in any material respect; provided, however, that the period of time under the Vehicle Title Nominee Agreement within which Vehicles covered thereby must be retitled from the name of the Seller may be extended from time to time by an aggregate (based on all such extensions) of not more than six months; provided, further, that the Lease and the certificate of incorporation and by-laws of Leasco may be amended as necessary in connection with the consummation of the Securitization.

         SECTION 6.10. Capital Stock. Issue any shares of any class of capital stock or any additional partnership interests, except (a) in the case of any Domestic Subsidiary, capital stock or partnership interests that are issued to the Borrower or any wholly owned Subsidiary of the Borrower that is a Domestic Subsidiary and that are pledged to the Collateral Agent for the benefit of the Secured Parties under the Pledge Agreement and (b) in the case of the Borrower, the issuance of capital stock in a manner that does not result in a Change of Control.
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                                                                              67

         SECTION 6.11. Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters ending on any date set forth below to be less than the ratio set forth below opposite such date:

                  Date                                  Ratio
                  ----                                  -----

                  March 31, 1997                        2.70 to 1
                  June 30, 1997                         2.70 to 1
                  September 30, 1997                    2.70 to 1
                  December 31, 1997                     2.75 to 1
                  March 31, 1998                        2.75 to 1
                  June 30, 1998                         2.75 to 1
                  September 30, 1998                    2.75 to 1
                  December 31, 1998                     3.00 to 1
                  March 31, 1999                        3.00 to 1
                  June 30, 1999                         3.00 to 1
                  September 30, 1999                    3.00 to 1
                  December 31, 1999                     3.35 to 1
                  March 31, 2000                        3.35 to 1
                  June 30, 2000                         3.35 to 1
                  September 30, 2000                    3.35 to 1
                  December 31, 2000                     3.50 to 1
                  March 31, 2001                        3.50 to 1
                  June 30, 2001                         3.50 to 1
                  September 30, 2001                    3.50 to 1
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                                                                              68

         SECTION 6.12. Total Debt Ratio. Permit the Total Debt Ratio for any period of four consecutive fiscal quarters ending on any date set forth below to be greater than the ratio set forth below opposite such date:

                  Date                                  Ratio
                  ----                                  -----

                  March 31, 1997                        4.15 to 1
                  June 30, 1997                         4.15 to 1
                  September 30, 1997                    4.15 to 1
                  December 31, 1997                     3.80 to 1
                  March 31, 1998                        3.80 to 1
                  June 30, 1998                         3.80 to 1
                  September 30, 1998                    3.80 to 1
                  December 31, 1998                     3.50 to 1
                  March 31, 1999                        3.50 to 1
                  June 30, 1999                         3.50 to 1
                  September 30, 1999                    3.50 to 1
                  December 31, 1999                     3.15 to 1
                  March 31, 2000                        3.15 to 1
                  June 30, 2000                         3.15 to 1
                  September 30, 2000                    3.15 to 1
                  December 31, 2000                     3.00 to 1
                  March 31, 2001                        3.00 to 1
                  June 30, 2001                         3.00 to 1
                  September 30, 2001                    3.00 to 1

         SECTION 6.13. Consolidated EBITDA. Permit Consolidated EBITDA of the Borrower for any period of four consecutive fiscal quarters ending on any date set forth below to be less than the amount set forth below opposite such date:

                  Date                                         Amount
                  ----                                         ------

                  December 31, 1996                         $118,000,000
                  March 31, 1997                             118,000,000
                  June 30, 1997                              118,000,000
                  September 30, 1997                         118,000,000
                  December 31, 1997                          120,000,000
                  March 31, 1998                             120,000,000
                  June 30, 1998                              120,000,000
                  September 30, 1998                         120,000,000
                  December 31, 1998                          132,000,000
                  March 31, 1999                             132,000,000
                  June 30, 1999                              132,000,000
                  September 30, 1999                         132,000,000
                  December 31, 1999                          142,000,000
                  March 31, 2000                             142,000,000
                  June 30, 2000                              142,000,000
                  September 30, 2000                         142,000,000
                  December 31, 2000                          152,000,000
                  March 31, 2001                             152,000,000
                  June 30, 2001                              152,000,000
                  September 30, 2001                         152,000,000

         SECTION 6.14. Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters ending on December 31, March 31, June 30 and September 30 of any year, beginning on December 31, 1997 (each such period of four consecutive fiscal quarters, a "Measurement Period"), to be less than 1.00 to 1, provided that the Borrower may permit the Fixed Charge Coverage Ratio to be less than 1.00 to 1 for any such Measurement Period if (a) the Fixed Charge Coverage Ratio for such Measurement Period shall be at least .900 to 1 and (b) the Fixed Charge Coverage Ratio for each of the three immediately preceding Measurement Periods (or, if there have not yet been three such Measurement Periods under this Section 6.14, then for all such Measurement Periods that there have been at such time) shall have been not less than 1.00 to 1.

         SECTION 6.15. Capital Expenditures. (a) Incur Consolidated Capital Expenditures in excess of, for any fiscal year ending on a date set forth below, the amount set forth below opposite such date (subject to paragraph (c) below):

             Fiscal Year                            Maximum Consolidated
         Ending December 31,                        Capital Expenditures
         -------------------                        --------------------

               1997                                      $119,000,000
               1998                                       137,000,000
               1999                                       153,000,000
               2000                                       168,000,000
               2001                                       135,000,000



         (b) Incur Non-Vehicle Consolidated Capital Expenditures in excess of, for any fiscal year ending on December 31, beginning December 31, 1997, $20,000,000.

         (c) The amount of Capital Expenditures permitted in any fiscal year ending after December 31, 1997, under the preceding paragraph (a) shall be increased by the total amount of unused permitted Capital Expenditures for the immediately preceding year (less an amount equal to any unused permitted Capital Expenditures carried forward to such preceding year pursuant to this paragraph
(c)), provided that any amount carried forward pursuant to this paragraph (c) shall not exceed (i) $10,000,000 for any of the fiscal years ended December 31, 1998, 1999 and 2000 and (ii) $15,000,000 for the fiscal year ended December 31, 2001.

         SECTION 6.16. Bank Accounts. Establish or maintain any bank account or similar account with any financial institution that is not a Lender, other than
(a) the accounts specified in Section 2 of the Perfection Certificates, (b) the Collection Deposit Accounts (as defined in the Security Agreement) and (c) any deposit account used exclusively for the payment of payroll of any Loan Party or any Subsidiary.

         SECTION 6.17. Fiscal Year. Change the end of its fiscal year from December 31 to any other date.

         SECTION 6.18. Vehicle Sales. Sell, lease (other than pursuant to Qualifying Rentals), transfer, assign or otherwise dispose of (in one transaction or in a series of transactions) (a) more than 7,500 Vehicles in any fiscal year or (b) any Vehicle, if after giving effect to such sale, lease, transfer, assignment or other disposition of such Vehicle, there would be less than 24,000 Eligible Revenue-Producing Vehicles.

                                  ARTICLE VII

                               Events of Default

         In case of the happening of any of the following events ("Events of Default"):

                  (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

                  (b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

                  (c) default shall be made in the payment of any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

                  (d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05 or 5.08 or in Article VI;

                  (e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 20 days after notice thereof from the Administrative Agent, the Collateral Agent or any Lender to the Borrower;

                  (f) the Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $1,000,000, when and as the same shall become due and payable, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness (subject, unless such failure is with respect to any payment or other monetary obligation or any financial covenant or similar financial maintenance term, condition or agreement thereunder, to the initial grace period applicable thereto) if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity;

                  (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law,
         (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or a Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

                  (h) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding,
         (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

                  (i) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;

                  (j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $1,000,000 and the same shall remain undischarged for a period of 30 days;

                  (k) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Pledge Agreement; or

                  (l) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan

Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower anything contained herein or in any other Loan Document to the contrary notwithstanding.

                                 ARTICLE VIII

               The Administrative Agent and the Collateral Agent

         In order to expedite the transactions contemplated by this Agreement, The Chase Manhattan Bank is hereby appointed to act as Administrative Agent and Citicorp, U.S.A., Inc. is hereby appointed to act as Documentation Agent and as Collateral Agent, in each case on behalf of the Lenders and the Issuing Banks (for purposes of this Article VIII, the Administrative Agent, the Documentation Agent and the Collateral Agent are referred to collectively as the "Agents"). Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Agents to take such actions on behalf of such Lender or assignee or Issuing Bank and to exercise such powers as are specifically delegated to the Agents by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders and the Issuing Banks, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and the Issuing Banks all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender or Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower or any other Loan Party pursuant to this Agreement or the other Loan Documents as received by the Administrative Agent. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

         Neither the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents, instruments or agreements. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to the Borrower or any other Loan Party on account of the failure of or delay in performance or breach by any Lender or Issuing Bank of any of its obligations hereunder or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or the Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each of the Agents may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

         The Lenders hereby acknowledge that neither Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

         Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

         With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent.

         Each Lender agrees (a) to reimburse the Agents, on demand, in the amount of its pro rata share (based on its Commitments hereunder) of any expenses incurred for the benefit of the Lenders by the Agents, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Borrower and (b) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower or any other Loan Party, provided that no Lender shall be liable to an Agent or any such other indemnified person for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Agent or any of its directors, officers, employees or agents.

         Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

                                  ARTICLE IX

                                 Miscellaneous

         SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                  (a) if to the Borrower, to Ryder TRS, Inc., 8669 N.W. 36th Street, Miami, Florida 33166, Attention of President (Telecopy No.
         (305) 470-7946), with a copy to Questor Management Company, 4000 Town Center, Suite 530, Southfield, Michigan 48075, Attention of President (Telecopy No. (810) 213-2215);

                  (b) if to the Administrative Agent, to The Chase Manhattan Bank Loan and Agency Services, Grand Central Tower, 140 East 45th Street, New York, New York 10017, Attention of Gloria Javier (Telecopy No. (212) 622-0002), with a copy to The Chase Manhattan Bank, 270 Park Avenue, New York 10017, Attention of Andris Kalnins (Telecopy No. (212) 270-5127);

                  (c) if to the Collateral Agent, to Citicorp, U.S.A., Inc., 399 Park Avenue, 10th Floor, New York, New York 10043, Attention of Shapleigh B. Smith (Telecopy No. (212) 793-1290), with a copy to Citicorp, U.S.A., Inc., 399 Park Avenue, 10th Floor, New York, New York 10043, Attention of Melissa Quan Soon (Telecopy No. (212) 793-4806); and

                  (d) if to a Lender, to it at its address (or telecopy number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this
Section 9.01.

         SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Banks, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank.

         SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent and the Collateral Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

         (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate of such Lender, (x) the Borrower (unless a Default or Event of Default shall have occurred and be continuing) and the Administrative Agent (and, in the case of any assignment of a Revolving Credit Commitment, the Issuing Banks) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld) and (y) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not, unless otherwise agreed to by the Borrower and the Administrative Agent, be less than $5,000,000 (or, if less, the entire remaining amount of such Lender's Commitment), (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and (iv) notwithstanding the foregoing, no such assignment may be made to any of the persons identified on Schedule 9.04 hereto without the prior written consent of the Borrower. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this

Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

         (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

         (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Issuing Banks, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

         (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph
(b) above and, if required, the written consent of the Borrower, the Issuing Banks and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders and the Issuing Banks. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

         (f) Each Lender may without the consent of the Borrower, the Issuing Banks or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (provided that such participating banks or other entities shall have no greater rights than those of such Lender), (iv) except in the case of a participation sold to a Lender or an Affiliate of such Lender or unless otherwise agreed to by the Borrower and the Administrative Agent, the amount of the Commitment of such Lender subject to each such participation (determined as of the date such participation is sold) shall be not less than $5,000,000 (or, if less, the entire remaining amount of such Lender's Commitment), (v) no such participation may be sold to any of the persons identified on Schedule 9.04 without the prior written consent of the Borrower and (vi) the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing any Guarantor or all or any substantial part of the Collateral (except for any such release expressly permitted by the Loan Documents).

         (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

         (h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

         (i) In order to facilitate any assignment, pledge or participation made pursuant to this Section 9.04, the Borrower shall, at the request of the assigning, pledging or participating Lender, duly execute and deliver to such Lender a promissory note or notes evidencing the Loans made to the Borrower by such Lender hereunder (subject to the requirements of Section 2.04(e)).

         (j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Banks and each Lender, and any attempted assignment without such consent shall be null and void.

         SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and the Issuing Banks in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.

         (b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Lender and each Issuing Bank, each Affiliate of any of the foregoing persons and each of their respective directors, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing ("Proceedings"), whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Claim related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from the gross negligence or wilful misconduct of such Indemnitee.

         (c) If for any reason the indemnification set forth in paragraph (b) above is unavailable to any Indemnitee or insufficient to hold it harmless, then the Borrower shall contribute to the amount paid or payable to such Indemnitee as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Borrower, on the one hand, and such Indemnitee, on the other hand, but also the relative fault of the Borrower, on the one hand, and such Indemnitee, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Borrower, on the one hand, and all Indemnities, on the other hand, shall be deemed to be in the same proportion as
(i) the total value received or proposed to be received by the Borrower in connection with the Commitments (whether or not any Loans are made) bears to
(ii) the Fees. The indemnity, reimbursement and contribution obligations of the Borrower under paragraph (b) above and under this paragraph (c) shall be in addition to any liability which the Borrower may otherwise have to an Indemnitee and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower and any Indemnitee.

         (d) Promptly after receipt by an Indemnitee of notice of the commencement of any Proceedings, such Indemnitee will, if a claim in respect thereof is to be made against the Borrower, notify the Borrower in writing of the commencement thereof; provided that (i) the omission so to notify the Borrower will not relieve it from any liability which it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the omission so to notify the Borrower will not relieve it from any liability which it may have to an Indemnitee otherwise than on account of the indemnity agreement provided for hereunder. In case any such Proceedings are brought against any Indemnitee and it notifies the Borrower of the commencement thereof, the Borrower will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnitee, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee, provided that, if the defendants in any such Proceedings include both such Indemnitee and the Borrower and such Indemnitee shall have concluded that there may be legal defenses available to it which are different from or additional to those available to the Borrower, such Indemnitee shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnitee. Upon receipt of notice from the Borrower to such Indemnitee of its election so to assume the defense of such Proceedings and approval by such Indemnitee of counsel, the Borrower shall not be liable to such Indemnitee for expenses incurred by such Indemnitee in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnitee shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Borrower shall not be liable for the reasonable expenses of more than one separate counsel (plus no more than one separate local counsel in any jurisdiction), approved by the Agents, representing the Indemnitees who are parties to such Proceedings), (ii) the Borrower shall not have employed counsel reasonably satisfactory to such Indemnitee to represent such Indemnitee within a reasonable time after notice of commencement of the Proceedings, (iii) the Borrower shall have authorized in writing the employment of counsel for such Indemnitee or (iv) the use of counsel chosen by the Borrower to represent such Indemnitee would present such counsel with a conflict of interest; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

         (e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

         SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness or obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

         SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN

OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (THE "UNIFORM CUSTOMS") AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

         SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

         (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender affected thereby, (ii) change or extend the Commitment or decrease or extend the date for payment of the Commitment Fees of any Lender, without the prior written consent of such Lender, (iii) amend or modify the provisions of
Section 2.17 or 9.04(j), the provisions of this Section, the definition of the term "Required Lenders" or the term "Supermajority Lenders" or release any Guarantor or all or any substantial part of the Collateral (except for any such release expressly permitted by the Loan Documents), without the prior written consent of each Lender, (iv) change the application to the scheduled installments of principal due in respect of the Term Loans or the Revolving Loans of any optional or mandatory prepayment under Sections 2.12 and 2.13, respectively, without the prior written consent of Lenders holding Term Loans or Revolving Loans, as applicable, representing at least 50% of the sum of all Term Loans or Revolving Loans, as applicable, outstanding at such time, (v) change the Step-Up Date, for purposes of Section 5.15(d), to any date subsequent to the day immediately following the nine-month anniversary of the Closing Date, without the prior written consent of the Supermajority Lenders, or (vi) change the Step-Up Period, for purposes of Section 2.05(a) or 2.06, to any period beginning later than the Step-Up Date or ending earlier than the day before the Securitization is consummated, without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent or such Issuing Bank.

         SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section
9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

         SECTION 9.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract among the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

         SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

         SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section
9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

         SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

         SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

         (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         SECTION 9.16. Confidentiality. The Administrative Agent, the Collateral Agent, each Issuing Bank and each of the Lenders agrees to keep confidential (and to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender shall be permitted to disclose Information (a) to such of its respective officers, directors, employees, agents, affiliates and representatives or direct or indirect contractual counterparties in swap agreements in each case who need to know such Information, provided that any such contractual counterparty shall agree to keep such Informational confidential, (b) to the extent requested by any regulatory authority, (c) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process, (d) in connection with any suit, action or proceeding relating to the enforcement of its rights hereunder or under the other Loan Documents or (e) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.16 or (ii) becomes available to the Administrative Agent, any Issuing Bank, any Lender or the Collateral

Agent on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" shall mean all financial statements, certificates, reports, agreements and information (including all analyses, compilations and studies prepared by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender based on any of the foregoing) that are received from the Borrower and related to the Borrower, any shareholder of the Borrower or any employee, customer or supplier of the Borrower, other than any of the foregoing that were available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure thereto by the Borrower. The provisions of this Section 9.16 shall remain operative and in full force and effect regardless of the expiration and term of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                   RYDER TRS, INC.,

                                      by  /s/ Wallace L. Rueckel
                                        ------------------------------
                                        Name:   Wallace L. Rueckel
                                        Title:  Senior Vice President
                                                and Treasurer

                                   THE CHASE MANHATTAN BANK, individually
                                   and as Administrative Agent,

                                      by  /s/ Daniel Rouse
                                        ------------------------------
                                        Name:   Daniel Rouse
                                        Title:  Attorney-in-fact

                                   CITICORP, U.S.A., INC., individually and as Documentation Agent and as Collateral Agent,

                                      by  /s/ Robert A. Kosian
                                        ------------------------------
                                        Name:   Robert A. Kosian
                                        Title:  Attorney in Fact

                                                                       Exhibit D
                                                                       ---------

                      SEE EXHIBIT 4.4 GUARANTEE AGREEMENT

                                                                       Exhibit E
                                                                       ---------

      SEE EXHIBIT 4.6 INDEMNITY, SUBROGATION AND CONTRIBUTION AGREEMENT

                                                                       Exhibit F
                                                                       ---------

                       SEE EXHIBIT 4.5 PLEDGE AGREEMENT

                                                                       Exhibit G
                                                                       ---------

                      SEE EXHIBIT 4.3 SECURITY AGREEMENT